                                                                   Exhibit 2.1
                       PURCHASE AND ASSUMPTION AGREEMENT


                                 BY AND BETWEEN


                                  CICERO BANK


                            SKANEATELES SAVINGS BANK


                                      AND


                           CENTER BANKS INCORPORATED





                                                                February 2, 1996

                              TABLE OF CONTENTS                           2/2/96

                                                                            Page
                                                                            ----


1.   Sale and Purchase of Transferred Property ............................  1

2.   Definitions ..........................................................  2

3.   Assets and Liabilities ............................................... 10

    3.1    Transfer of Property and Assumption of Liabilities ............. 10
    3.2    Assignment of Qualifying Other Agreements, if any .............. 13
    3.3    Books and Records .............................................. 14
    3.4    Items in Transit; Items Presented After Closing Date............ 15
    3.5    Sales and Other Transaction Taxes and Fees ..................... 17
    3.6    Delivery of Other Agreements ................................... 18
    3.7    Inventory of Fixed Assets ...................................... 18
    3.8    Structural Condition of Subject Banking Office ................. 19
    3.9    General Access ................................................. 19
    3.10   Special Access ................................................. 21
    3.11   Possession and Risk of Loss .................................... 23
    3.12   Apportionment; Proration ....................................... 23
    3.13   Allocation of Purchase Price and Reporting ..................... 23

4.  Closing ............................................................... 25

5.  Conditions Precedent to the Obligations of the Parties ................ 25

    5.1    Regulatory Approvals; Shareholder Approvals;
           Corporate Consents; Other Filings .............................. 26
    5.2    Absence of Litigation .......................................... 27
    5.3    Absence of Bankruptcy and Insolvency ........................... 27
    5.4    Truth of Representations; Performance of Covenants ............. 27
    5.5    Purchase of Subject Banking Office ............................. 28
    5.6    Assumption of Real Property Leases ............................. 28
    5.7    Off Balance Sheet Liabilities .................................. 29
    5.8    Principal Shareholders Agreement ............................... 29

6.  Agreements of Both Parties ............................................ 29

    6.1    Assistance in Obtaining Regulatory Approvals ................... 29
    6.2    Public Announcements; Releases Prior to Closing ................ 30


     6.3      Further Assurances .............................................   30
     6.4      Corporate Consents .............................................   31
     6.5      Customer Notices; Customer Contact .............................   31
     6.6      Finders or Brokers .............................................   32
     6.7      Forwarding of Mail, etc ........................................   32
     6.8      Legal Requirements .............................................   33
     6.9      Sale and Purchase of Subject Banking Office ....................   33

 7.  Covenants and Other Agreements of Seller ................................   34

     7.1      Access to Records and Information ..............................   34
     7.2      Conduct of Business Pending Closing ............................   36
     7.3      Training of Employees ..........................................   39
     7.4      Employees ......................................................   39
     7.5      Insurance Policies .............................................   39
     7.6      Competition ....................................................   40
     7.7      Seller Notices of Default ......................................   41
     7.8      ATM Access Devices .............................................   41
     7.9      Dissolution of Seller ..........................................   41
     7.10     Loan Loss Reserves .............................................   42
     7.11     Covenants, Representations and Agreements With Respect
              to Taxes Other Than Transaction Taxes ..........................   42
     7.12     Matters Relating to Seller's Sales and Use Taxes ...............   43
     7.13     Investment Portfolio ...........................................   44
     7.14     Financial Statements and Related Information ...................   44

 8.  Covenants of Purchaser ..................................................   45

     8.1      Change of Name .................................................   45
     8.2      Confidentiality ................................................   45
     8.3      Purchaser Notices of Default ...................................   46
     8.3A     Covenants, Representations and Agreements With Respect
              to Certain Taxes ...............................................   47
     8.4      Safe Deposit Agreements ........................................   47
     8.5      Contract Employees .............................................   47

 9.  Agreements Regarding Employees and Benefits .............................   47

10.  Transactions at Closing .................................................   53

    10.1     Items to be Delivered by Seller .................................   53
    10.2     Items to be Delivered by Purchaser or Center Banks ..............   55

11.  Representations and Warranties of Seller ................................   56

    11.1     Organization and Ownership ......................................   56

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
   11.2   Authority ....................................................   57
   11.3   Legal Proceedings ............................................   57
   11.4   Disputes or Controversies ....................................   57
   11.5   Compliance with Law and Other Instruments ....................   57
   11.6   Deposits and Charges to Accounts;
          Withdrawals From Accounts ....................................   58
   11.7   Title to Personal Property; Leased Personal
          Propert No Default ...........................................   58
   11.8   Other Agreements .............................................   59
   11.9   Consent ......................................................   59
   11.10  Individual Retirement Accounts and Qualified
          Retirement Plans .............................................   59
   11.11  Insurance ....................................................   61
   11.12  Financial Information ........................................   61
   11.13  Absence of Certain Changes or Events .........................   61
   11.14  Condition of Fixed Assets ....................................   62
   11.15  Governmental Notices .........................................   62
   11.16  Permits, Authorizations, etc .................................   62
   11.17  Powers of Attorney ...........................................   63
   11.18  Books and Records ............................................   63
   11.20  Deposit Insurance ............................................   64
   11.21  Regulatory Approvals .........................................   64
   11.22  Use of Subject Banking Office ................................   64
   11.23  Market Value Analysis ........................................   64

12. Representations and Warranties of Purchaser and Center Banks .......   64

   12.1   Organization .................................................   64
   12.2   Authority and Consent ........................................   65
   12.3   Legal Procedures .............................................   65
   12.4   Governmental Notice ..........................................   65
   12.5   Compliance with Law and Other Instruments ....................   66
   12.6   Publicity ....................................................   66
   12.7   Deposit Insurance ............................................   66
   12.8   Regulatory Approvals .........................................   66

13. Survival of Representations, Warranties and Agreements;
    Limitation of Claims; Indemnification ..............................   66

14. Termination ........................................................   71

   14.1   Termination of Agreement .....................................   71
   14.2   Immaterial Breach ............................................   71
   14.3   Effect of Termination ........................................   72
   14.4   Waiver of Right to Terminate .................................   72

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
15. Miscellaneous .................................................   72

   15.1     Expenses ..............................................   72
   15.2     Notice ................................................   73
   15.3     Successors and Assigns ................................   74
   15.4     Effect on Third Partie ................................   74
   15.5     Counterparts ..........................................   75
   15.6     Captions; Table of Contents;
            Construction of References to
            Sections ..............................................   75
   15.7     Scrivener's Clause ....................................   75
   15.8     Entire Agreement; Limitations .........................   75
   15.9     Governing Law .........................................   76
   15.10    Signature Page ........................................   76

SIGNATURE PAGE ....................................................   77

INDEX TO SCHEDULES ................................................   78

                                                                          2/2/96


         AGREEMENT made as of the 6th day of February, 1996 between Skaneateles Savings Bank, a New York State chartered stock savings bank (hereinafter referred to as "Purchaser") with its principal offices at 33 East Genesee Street, Skaneateles, New York 13152; Center Banks Incorporated, a Delaware bank holding company (hereinafter referred to as "Center Banks") with its principal offices at 33 East Genesee Street, Skaneateles, New York 13152; and Cicero Bank, a New York State chartered commercial bank (hereinafter referred to as "Seller") with its principal offices at 5791 East Seymour Street, Cicero, New York 13039.
         The parties agree, on the terms and conditions herein set forth, as follows:

1.       SALE AND PURCHASE OF TRANSFERRED PROPERTY

         (a) Upon and subject to all of the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase, accept and assume from Seller, the following:
                  (i) Qualifying Fixed Assets and Qualifying Fixed Asset Related Liabilities of the Subject Banking Office.
                  (ii)     Transferable Deposit Liabilities;
                  (iii)    Cash on Hand at the Subject Banking Office;
                  (iv)     Qualifying Deposit Related Loans;
                  (v)      Qualifying Other Agreements;
                  (vi)     Qualifying Other Loans;
                  (vii)    Qualifying Other Assets;

                  (viii)   The Subject Banking Office; and
                  (ix) Prepaid safe deposit rental fees and any other fees or charges that have been prepaid by customers of the Subject Banking Office and that are properly allocable to periods subsequent to the Closing Date.


         (b) The items described in the foregoing clauses (i) through (ix) (the capitalized terms therein being used as hereinafter defined) shall be hereinafter referred to in the aggregate as the "Transferred Property".
         (c) Within ten (10) days prior to Closing, Seller shall deliver to Purchaser separate Schedules identifying the nature and where appropriate dollar amount of all: (i) Qualifying Fixed Assets; (ii) Qualifying Fixed Asset Related Liabilities; (iii) Qualifying Other Agreements; (iv) Qualifying Deposit Related Loans; (v) Qualifying Other Loans; and (vi) Qualifying Other Assets, which lists once accepted by Purchaser shall be attached to and become a part of this Agreement as Schedules 1(c)(i), 1(c)(ii), 1(c)(iii), 1(c)(iv), 1(c)(v) and 1(c)(vi) respectively.

2. DEFINITIONS

         The following terms, as used herein shall have the following meanings:
         2.1 "Account" shall mean the account referred to in Section
3.4(d).

         2.2 "Agreement" shall mean this agreement, together with all Schedules attached hereto and all Schedules delivered herewith, including any modifications, and amendments to or extensions of any of the foregoing.

         2.3 "Book Value" shall mean for purposes of this Agreement the book value of any Transferred Property, calculated pursuant to generally accepted accounting principles as of the last day of the calendar month preceding the Closing.

         2.4 "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banking organizations located within the State of New York are permitted to be closed.

         2.5 "Cash on Hand" shall mean the amount of all actual cash on hand at the Subject Banking Office as of the Closing Date.

         2.6 "Closing"  shall have the meaning assigned to such term in
Section 4 hereof.

         2.7 "Closing Date" shall mean as of 12:01 a.m. on the first day of the calendar month after which all of the following shall have occurred, or such date thereafter mutually acceptable to Purchaser, Center Banks and Seller after which all of the following have occurred and/or shall occur, as the case may be:
                  (a) All regulatory approvals referred to in Section 5.1(a) hereof shall have been obtained at least 30 days earlier;
                  (b) All notices required by law shall have been timely given by Seller and/or Purchaser.
                  (c) All Shareholder and Corporate Consents referred to in Section 5.1(b) and Section 5.1(c) hereof shall have been obtained.

         2.8 "Closing Date Defect" shall have the meaning assigned to such term in Section 3.8(a) hereof.

         2.9 "Closing Statement" shall mean the statement referred to in
Section 3.1(d) hereof.

         2.10 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.11 "Compensation Amount" shall have the meaning assigned to such term in Section 3.1(b) hereof.

         2.11A "Contract Employee" shall mean those employees of Seller listed in Schedule 2.11A hereof.

         2.12 "Day of Closing" shall mean the Business Day on which the Closing Date occurs.

         2.13 "Encumbrances" shall mean all mortgages, liens, charges, easements, restrictions, options, security interests, or other restrictions or limitations upon the ownership or use of property.

         2.14 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         2.14A "Escrow Agreement" shall have the meaning assigned to such term in Section 13(d) hereof.

         2.15 "Fed Funds Rate" shall have the meaning of that term as used in Section 3.1(e).

         2.16 "Fixed Assets" shall mean collectively (a) the Leasehold Improvements respecting the Subject Banking Office, owned or leased by Seller or an affiliate of Seller, and all terminals integral to the operations of the Subject Banking Office, all as set forth in Schedule 2.16; (b) the trade fixtures owned or (to the extent of lessee's interest) leased by Seller or an affiliate of Seller's as of the Closing Date and which are now located at the Subject Banking Office; and (c) machinery, materials, furniture and all other tangible personal property owned or (to the extent of the lessee's interest) leased, by Seller or an affiliate of Seller, as of the Closing Date (collectively "F&E") and which are now located at the Subject Banking Office.

         2.17 "Fixed Asset Related Liabilities" shall mean, as set forth on
Schedule 2.17, obligations for payment of money incurred in connection with the Fixed Assets, if any.

         2.17A "F&E" shall have the meaning assigned to such term in Section
2.16 hereof.

         2.18 "Gross Deposit Amount" shall mean all Transferable Deposit Liabilities, plus all safe deposit box rentals and any other fees and charges that have been pre-paid to the same extent as set forth in clause (a)(ix) of
Section 1 hereof.

         2.19 "Inventory" shall have the meaning assigned to such term in
Section 3.7 hereof.

         2.20 "IRA" shall mean an Individual Retirement Account.

         2.21 "Knowledge of Purchaser" or "Knowledge of Center Banks" or any similarly phrased term shall mean knowledge of the directors and officers of the Purchaser or Center Banks.

         2.21A "Knowledge of Seller" or any similarly phrased term shall mean knowledge of the directors and officers of the Seller.

         2.22 "Leasehold Improvements" shall mean all buildings, structures, structural modifications, roofs, ceilings, walls, flooring, drive-up banking facilities, vaults and other improvements and fixtures which are situated on, incorporated into, or affixed to the Subject Banking Office as of the Closing Date so as to be a part of the real property comprising such Subject Banking Office.


         2.23 "Liabilities" shall mean the Transferable Deposit Liabilities, the liabilities and obligations of Seller pursuant to Qualifying Other Agreements, and Qualifying Fixed Asset Related Liabilities (in each case exclusive of liabilities or obligations resulting from any breach or violation of any of the foregoing by Seller).

         2.24 "Mediator" or "Mediators" shall mean those individuals or entities selected by the Seller and Purchaser or by the Mediators selected by the Seller and Purchaser to serve as arbitrators pursuant to the Escrow Agreement.

         2.25 "Other Agreements" shall mean all agreements of the Seller made by or with respect to the operation of the Subject Banking Office in the normal course of business, including but not limited to safe deposit contracts, deposit account agreements, leases of personal property, maintenance and janitorial agreements, and vendor agreements of all types, agreements relating to Qualifying Deposit Related Loans, Qualifying Other Loans, Qualifying Fixed Assets and Qualifying Other Assets which have been disclosed in writing to Purchaser or Center Banks prior to the effective date of this Agreement.

         2.26 "Owner" shall mean the current fee owner of the Subject Banking Office.

         2.27 "Permitted Encumbrances"  shall mean (a) as to the Fixed
Assets, any encumbrance that secures the payment of a Fixed Asset Related Liability that is listed on Schedule 2.17; and (b) as to the Subject Banking Office any encumbrance for taxes or similar charges or assessments that are not yet due and payable.

         2.28 "Preliminary Closing Statement" shall mean the statement referred to in Section 3.1(c).

         2.29 Intentionally deleted

         2.30 "Procedures Manual" shall mean the manual referred to in
Section 3.4(g).

         2.31 Intentionally deleted.

         2.32 "QRP" shall mean a defined contribution retirement plan that is a qualified retirement plan under Section 401(a) of the Code.

        2.33 "Qualifying Deposit Related Loan" means an obligation
(including any agreements with customers, borrowers or guarantors evidencing or relating thereto) for the payment of money owing from a depositor to Seller that is (a) secured by a deposit account that in all other respects constitutes a Transferable Deposit Liability; or (b) drawn against a line of credit automatically accessed by an overdraft on a Transferable Deposit Liability.

        2.34 "Qualifying Fixed Assets" shall have the meaning assigned to such term in Section 3.7.

        2.35 "Qualifying Fixed Asset Related Liabilities" shall mean those Fixed Asset Related Liabilities, if any, which relate to the Qualifying Fixed Assets.

        2.36 "Qualifying Other Agreements" shall mean (a) all agreements relating to deposit accounts that are Transferable Deposit Liabilities, agreements relating to Qualifying Deposit Related Loans, and safe deposit contracts that are applicable to the Subject Banking Office and (b) such Other Agreements (in their entirety or as applicable to the Subject Banking Office) as are set forth in Schedule 2.36.

        2.36A "Qualifying Other Assets" shall mean those assets of Seller other than Cash on Hand at the Subject Banking Office, Qualifying Fixed Assets, Qualifying Deposit Related Loans, Qualifying Other Loans and Seller's non-cash investment portfolio, which Purchaser takes title to in partial consideration for the assumption of Seller's Transferable Deposit Liabilities.

        2.36B "Qualifying Other Loans" shall mean those loans owned by Seller, other than Qualifying Deposit Related Loans, which Purchaser takes title to in partial consideration for the assumption of Seller's Transferable Deposit Liabilities.

        2.37 "Real Property Agreement" shall mean that certain agreement pertaining to the sale of the Subject Banking Office by Seller to Center Banks or Purchaser, in partial consideration of transactions described herein, described in Section 6.9 of this Agreement.

        2.37A "Real Property Leases" shall mean those certain three (3) lease agreements pertaining to three (3) office facilities appurtenant to the Subject Banking Office, as more particularly described on Schedule 2.37A.


        2.38 "Schedules" shall mean all schedules and exhibits annexed to or prepared in connection with this Agreement and the transactions contemplated hereby, as completed and initialed by both parties, which except as otherwise expressly provided in this Agreement, will be completed no later than thirty
(30) days after the effective date of this Agreement.

        2.39 "Seller Retirement Plan" shall have the meaning assigned to such term in Section 9(c).

        2.40 "Settlement Date" shall mean the date referred to in Section
3.4(g).

        2.41 "Structural Defect" shall have the meaning assigned to such term in Section 3.8(b).

        2.42 "Subject Banking Office" shall mean the parcel of real property and all improvements thereto (including but not limited to Leasehold Improvements and trade fixtures) which constitute the banking office and property described on Schedule 2.42 attached hereto.

        2.43 "TIN" shall mean a Federal Tax Identification Number.

        2.44 "Transferable Deposit Liabilities" shall mean those deposit accounts (and any customer agreements evidencing or relating thereto) as of the Closing Date which are defined as deposits pursuant to Section 3(l) of the Federal Deposit Insurance Act (12 U.S.C. 1813) which are maintained with or at the Subject Banking Office and that remain on deposit as of the Closing Date including in all cases, (a) principal and accrued interest thereon as of the Closing Date, and (b) any collected or uncollected deposits associated therewith, but excluding:


                  (i) certified and official checks, bank drafts, and similar instruments charged against depositors' accounts prior to the Closing Date and outstanding as of that time;
                  (ii) deposit accounts that are pledged as or otherwise constitute collateral security for an obligation to Seller for the payment of money that is not a Qualifying Deposit Related Loan;
                  (iii) deposit accounts that are the subject of actual or threatened litigation as of the Closing Date, or that Purchaser is prohibited from assuming by applicable law, court order, or pre-existing binding agreement;
                  (iv) deposit accounts that are subject to restraining notices, executions, levies, attachments, or other legal process;
                  (v) reserves maintained with the Federal Reserve System if any on all Transferable Deposit Liabilities;
        Notwithstanding any provision contained in subsection (i) of
Section 2.44, any item listed in said subsection (i) of this Section 2.44 will not be excluded from Transferable Deposit Liabilities if it is assumed as one of the liabilities assumed by Purchaser as a part of the transaction described herein.

         2.45 "Transferred Employees" shall mean those Contract Employees of the Subject Banking Office on the calendar day preceding the Day of Closing who accept Purchaser's offer of employment and commence employment with Purchaser immediately upon the Day of Closing as provided in Section 9 or as soon after Closing as they cease to be employees of Seller.

        2.46 "Transferred Property" shall have the meaning assigned to such term in Section 1(b) hereof.

        2.47 "Verified Compensation Amount" shall have the meaning assigned to such term in Section 3.1(d) hereof.

3.  ASSETS AND LIABILITIES

        3.1 Transfer of Property and Assumption of Liabilities Unless otherwise provided herein, on the Closing Date Seller will transfer to Purchaser the assets and property hereinafter described and the Purchaser will assume from Seller the liabilities hereafter described:

                  (a) On the Day of Closing and as of the Closing Date, except as otherwise provided herein, subject to the terms and conditions set forth in this Agreement, (i) Seller shall sell, transfer and assign to Purchaser (or in the case of Fixed Assets owned by or leased to an affiliate of Seller cause such affiliate to transfer, lease and/or assign to Purchaser as the case may be) in each case free and clear of Encumbrances except Permitted Encumbrances, all of Seller's (or such affiliate's) right, title and interest in and to the: (A) Qualifying Fixed Assets and Qualifying Other Assets, (B) Qualifying Deposit Related Loans, Qualifying Other Loans and Cash on Hand, (C) if applicable, all rights in and to the Qualifying Other Agreements, (C-1) the Subject Banking Office, (D) if appropriate, an additional cash payment in an amount determined pursuant to paragraph

         (b) of this Section 3.1, (E) subject to Section 3.3 hereof, all documents, books and records relating to the deposit accounts that constitute the Transferable Deposit Liabilities and the business of the Subject Banking Office that relate to the foregoing except to the extent otherwise specified in Schedule 3.1(a)E annexed hereto, and (F) all other Transferred Property not otherwise mentioned herein, and
         (ii) Purchaser shall assume all of the Liabilities. Without limitation of express covenants, agreements and obligations of Purchaser, if any, pursuant to this Agreement, Purchaser shall not assume, nor shall it be deemed to have assumed, any liabilities, duties or obligations of Seller, other than the Liabilities.



                (b) Not later than 2:00 p.m. on the Day of Closing, Seller shall make a payment to Purchaser in immediately available funds, by Fedwire transfer, of an amount, if any (the "Compensation Amount"), determined by subtracting from the Gross Deposit Amount, the sum of the following items: (i) Cash on Hand being transferred, (ii) the Book Value of the F&E, (iii) the unaccrued portion, as of the Closing Date, of interest prepaid by Seller on Transferable Deposit Liabilities, if any, (iv) the aggregate principal balance and accrued but unpaid interest on Qualifying Deposit Related Loans and Qualifying Other Loans (decreased, however, by the amount, if any, of prepaid interest received by Seller in respect of such loans allocable to any period beginning on or after the Closing Date), (v) the Book Value of the Subject Banking Office, (vi) the Book Value of the Qualifying Other Assets, and (vii) adjustments, if any, as hereinafter described in respect of other related matters provided that it is agreed that it is the intention of Seller, Purchaser and Center Banks that the aggregate of the dollar amount of the items described in subsections (b)(i) through and including (b)(vii) of this
         Section 3.1 shall equal, but not exceed or be less than, the Gross Deposit Amount.
                  (c) Not later than 2:00 p.m. on the Saturday preceding the Day of Closing, Seller shall deliver a Preliminary Closing Statement for the Subject Banking Office, setting forth the information prescribed by Schedule 3.1(c) hereof as of a date not more than three
         (3) Business Days earlier, and any items described in paragraph (b) above, to Purchaser, and setting forth the computation of the Compensation Amount, if any.
                  (d) Not later than twenty (20) Business Days subsequent to the Day of Closing, Seller and Purchaser shall agree upon a final Closing Statement, updating to and as of the Closing Date all information set forth on the Preliminary Closing Statement and making a final determination of the Compensation Amount, if any (as so recalculated, the "Verified Compensation Amount"), using the same method described in Section 3.1(b) above, but using for the items set forth in Sections 3.1(b)(i), (ii), (iii), (iv), (v), (vi) and (vii) above, the amounts of such items as given on the final Closing Statement. If Seller and Purchaser are unable to agree on the Verified Compensation Amount in such twenty (20) day period, they will within thirty (30) days after the Closing Date submit any disputes regarding the preparation of the final Closing Statement and/or the calculation of the Verified Compensation Amount, if any, to the Mediators, whose determination on such matters (which shall be rendered within twenty
         (20) days following such submission) shall be binding upon Seller and Purchaser. The costs and expenses of such submission shall be equally shared between Seller and Purchaser.

                  (e) If the Verified Compensation Amount as so determined is less than the Compensation Amount, Purchaser shall, no later than five
         (5) days after Seller's and Purchaser's agreement on the Verified Compensation Amount or a decision on any disputes by the Mediators, as applicable, pay to Seller the amount of such difference together with interest thereon for each day from the Closing Date to the date of payment at a rate per annum equal to the average Fed Funds Rate for such period. If the Verified Compensation Amount as so determined is greater than the Compensation Amount, Seller shall, within the time period described in the preceding sentence, pay Purchaser the amount of such excess, together with interest thereon for each day from the Closing Date to the date of payment at a rate per annum equal to the average Fed Funds Rate for such period. The Fed Funds Rate shall be as published by the Federal Reserve Bank of New York. All payments shall be made in immediately available funds, by Fedwire transfer.
                  (f) Nothing contained in this Section 3.1 shall be in limitation of the respective obligations of the parties, relating to payments and transfers of funds, if any, pursuant to Section 9 hereof.

         3.2  Assignment of Qualifying Other Agreements, if any

                  (a) Seller shall use its best efforts to obtain and deliver to Purchaser on the Day of Closing all required consents authorizing all Qualifying Other Agreements, if any, to be transferred or assigned hereunder, effective as of the Closing Date.
                  (b) Nothing in this Agreement shall constitute an agreement on the part of the Seller to assign or otherwise transfer any Other Agreement, if such assignment (or transfer), without the consent of another party, would constitute a breach thereof.

         3.3      BOOKS AND RECORDS

                  Except as otherwise provided herein or listed on Schedule 3.1(a)E attached hereto, Purchaser shall receive possession of and right, title and interest in, all of Seller's books and records which are maintained at, or in any way applicable to Seller's business at, the Subject Banking Office or necessary to service and properly account for such Transferred Property and Liabilities after Closing. Purchaser shall also receive (in addition to any documents that are to be transferred to Purchaser as Qualifying Other Agreements) any and all documents and files that relate to or are reasonably necessary for servicing of, each Transferable Deposit Liability, each Qualifying Deposit Related Loan and each Qualifying Other Loan (including without limitation copies of all adoption agreements, distribution agreements, if any, and designation of beneficiary forms as related to both IRAs and QRPs) or any Contract Employee except to the extent otherwise specified as set forth in Schedule 3.1(a)E. In any event, all books and records directly relating to the Transferred Property and Liabilities and/or the Contract Employees to be transferred and assumed under this Agreement of which a party is in possession after the Closing Date shall be open for inspection by the other party and its authorized agents, representatives and regulators during regular business hours after the Closing Date and the party with the right of inspection may request and obtain from the other, or itself make, such reasonable copies of and excerpts from such books and records as it may deem desirable. For a period of six (6) months after the Closing Date the party in possession of the books and records from which such copies are made (the "Copy Provider") shall bear the expense of such copying, provided that if such copies are requested by reason of a request initiated by a customer, the Copy Provider may impose charges customarily imposed by it for such copies, which the party requesting the copy may elect to charge such customer. After the aforesaid six
         (6) month period, the party obtaining such copies shall bear the expense of any copying. All books and records relating to the Transferred Property and Liabilities to be transferred and assumed under this Agreement shall be maintained by the party in possession thereof after the Closing Date for a period which is at least the longer of the period required by law, court order, regulatory directive, or that party's current record retention policies unless the parties shall, applicable law permitting, agree upon a shorter period. Notwithstanding, neither Purchaser or Center Banks shall have any liability to Seller or any third party with respect to any of Seller's books or records delivered to Purchaser or Center Banks which become lost or misplaced.

         3.4  Items in Transit; Items Presented After Closing Date

                  (a) Purchaser shall obtain the benefit of and shall bear the risk of all items which are in transit as of the close of business on the last Business Day preceding the Closing Date and that relate to any Transferable Deposit Liabilities. Adjustments shall be made between the parties in respect of such items in the same manner as if taken into account for determination of the Verified Compensation Amount.
                  (b) Items relating to Transferable Deposit Liabilities presented or returned unpaid to Seller after the Closing Date shall be credited to the Purchaser by an adjustment to the Verified Compensation Amount, if appropriate, and reflected on the final Closing Statement or if presented or returned after the preparation of the final Closing Statement paid to Purchaser by Seller as soon as practicable thereafter upon presentment to Seller by Purchaser. Any item presented to Seller for payment after Seller's liquidation shall be paid to Purchaser by the Escrow Agent, defined in the

         Escrow Agreement, upon presentment, from the Escrow Fund as defined in the Escrow Agreement.

                  (c) For so long after the Closing Date as Seller and Purchaser shall reasonably deem to be necessary, Seller shall deliver to Purchaser each Business Day, in a manner agreed to by Seller and Purchaser, the information received by Seller with respect to Automated Clearing House (the "ACH") debit and credit entries (including adjustments thereto) to any account that constituted a Transferable Deposit Liability. Each day's delivery or transmission shall be completed as set forth in the Procedures Manual.

                  (d) Purchaser shall utilize an account to be identified (the "Account") for settlement of debit and credit entries, as well as for settlement of claims, returns, error and adjustments thereto. Seller shall deposit to the Account an amount equal to the amount of all credit entries on the Settlement Date, as hereinafter defined. Purchaser shall credit the Account for an amount equal to the amount of all debit entries on the later of the Settlement Date or the date received by Purchaser.

                  (e) Each party shall be responsible for its own costs and expenses in connection with its performance of its responsibilities under this Section 3.4.

                  (f) Any written instructions or other mail received by Seller relating to the Transferable Deposit Liabilities after the Closing Date will be made available to Purchaser no later than the Business Day after such mail arrives at Seller's central processing area and in accordance with the procedures to be agreed upon by the Seller and Purchaser prior to Closing.

                  (g) Further detail on the matters or transactions described in or contemplated by this Section 3.4 shall be set forth in a manual or memorandum of procedures which shall be substantially in the form of that certain manual or memorandum of procedures to be agreed to by Seller and Purchaser within thirty (30) days of the date hereof which shall be signed by both parties no later than the Closing Date (the "Procedures Manual"). The Procedures Manual shall also specify the time and manner of the closing of the Account which in no event will be later than Seller's final liquidation date (the "Settlement Date"), provisions as to adjustments between the parties relating thereto, and if acceptable to Seller and Purchaser may provide for the Purchaser to service certain deposit liabilities and assets not transferred to the Purchaser pursuant to the Agreement.

         3.5  Sales and Other Transaction Taxes and Fees

         Except as otherwise expressly provided herein, Purchaser shall be responsible for and shall pay all sales, use, excise, personal property transfer and similar taxes, and all recording fees (but not any income, franchise or similar taxes or taxes and fees which would normally be paid by the Seller in connection with Purchaser's acquisition of the Subject Banking Office), applicable to or arising out of the transactions contemplated by this Agreement. At or before Closing, Seller and/or Purchaser shall notify the New York State Tax Department of the full amount of applicable sales taxes attributable to the transactions contemplated by this Agreement. Thereafter, Purchaser shall cause said amount to be properly and timely remitted with all required returns and/or reports to the extent Purchaser is legally obligated to do so. Purchaser and Seller shall cooperate in preparing, executing and delivering any forms that Purchaser or Seller reasonably requests and determines are required to be filed under applicable provisions of the New York Tax Law. Seller shall indemnify and hold
Purchaser harmless for the payment of any sales or use taxes collected by Seller which may be attributable to Purchaser if unpaid by Seller on or after the Closing.


         3.6  Delivery of Other Agreements

                  Seller has or will have delivered to Purchaser copies of all Other Agreements (except that in the case of account agreements, safe deposit agreements and others for which there is one form of agreement and a multiple number of such agreements with different parties, copies of the form thereof have been provided).

         3.7  Inventory of Fixed Assets

                  (a) Not later than thirty (30) days prior to Closing, Seller shall deliver to Purchaser a written inventory ("Inventory") summarizing categories of all Fixed Assets. The Fixed Assets at the Subject Banking Office shall be the Qualifying Fixed Assets.

                  (b) Within ten (10) days prior to Closing Seller and Purchaser will inspect the Fixed Assets at the Subject Banking Office.

                  (c) Following the inspection of the Fixed Assets at the Subject Banking Office as described in subsection (b) hereof, if any material Fixed Asset is in such state of disrepair or deterioration that it is substantially unsuitable for its intended purpose Seller shall have the option to: (i) cause same to be repaired or restored to good working order at its expense by the Closing Date; or (ii) if the Fixed Asset in question is not a fixture at the Subject Banking Office or Leasehold Improvement to retain title to said asset and not transfer it to Purchaser or Center Banks pursuant to the terms of this Agreement.

         3.8  Structural Condition of Subject Banking Office

                  (a) Except as set forth on Schedule 3.8 attached hereto, Seller represents and warrants to Purchaser that no Structural Defect to the Subject Banking Office now exists or will exist on the Closing Date, or if any Structural Defect does exist as of the Closing Date that did not exist as of the date hereof (a "Closing Date Defect"), Seller shall describe the nature thereof and repair same or cause same to be repaired in a manner reasonably acceptable to Purchaser.

                  (b) A "Structural Defect" for purposes of this Agreement shall be a structural or other condition with respect to the Subject Banking Office that (i) materially disrupts or adversely affects the operations of the Subject Banking Office or materially increases the costs thereof, or (ii) constitutes a material health or safety hazard.

                  (c) In the event that a Closing Date Defect shall exist, Seller shall cure such Closing Date Defect as is necessary to restore the premises to a condition that is reasonably acceptable to Purchaser or that is substantially the same as the condition of such premises as of the date hereof. In the event a Closing Date Defect cannot be repaired in a manner reasonably acceptable to Purchaser before the Closing, Seller shall place sufficient dollars to pay for the cost of any required repairs in an escrow account the terms and conditions of which shall be reasonably acceptable to Seller and Purchaser to assure that any such required repairs are made in a proper and timely manner.

         3.9  General Access

         At any time after all regulatory approvals described in
Section 5.1(a) and shareholder approvals described in Section 5.1(c) hereof have been obtained, or, if such approvals have not all been obtained by September 1, 1996, then 30 days prior to the then anticipated Closing Date, Seller shall permit Purchaser access to the Subject Banking Office, with the consent of Owner, if necessary, for the purpose of making such electrical and such other physical modifications, including the installation of Purchaser's proprietary security and operating equipment, as are required by Purchaser to enable it to conduct banking business on and after the Closing Date. Purchaser at its expense shall obtain all licenses and/or permits required for such modifications, and all such modifications shall comply in all material respects with all applicable building codes, zoning regulations and similar laws. Seller shall provide such safeguards for any equipment installed by Purchaser hereunder as Purchaser shall reasonably quest, at Purchaser's expense if Seller is required thereby to incur expenses exceeding those ordinarily incurred by Seller in the safeguarding of its own property at such locations.

        Such access shall be subject to and conditioned upon: (i) prior written notice from Purchaser to Seller and shall be arranged at such times as are agreed upon by the parties so as to not interfere with or materially disrupt Seller's conduct of banking business at the Subject Banking Office; (ii) Purchaser's obligation to indemnify and hold Seller harmless against any losses, claims, damage and liability resulting from any act or omission of Purchaser in exercising its rights under this Section 3.9; and (iii) physical modifications, if any, prior to Seller's acquisition of the Subject Banking Office not being made without the prior written consent of the Owner.

        If the Closing fails to occur for any reason other than Seller's fault, at Seller's election, promptly but in any event by no later than thirty (30) Business Days after notice of such election (which notice shall be given on a Business Day), Purchaser shall, at its option, either (i) restore, at its sole cost and expense, the Subject Banking Office substantially to its condition immediately prior to the exercise of any of its rights under this Section (but without any obligation to remove cables or wires that are in walls or otherwise not readily accessible, unless such removal is required under applicable law), or (ii) reimburse Seller for the costs of such restoration.

         3.10  Special Access

                  (a) From 6:00 p.m. on the Friday immediately preceding the Day of Closing until the Day of Closing ("Transition Period"), Seller shall provide Purchaser with such access to the Subject Banking Office as is reasonably necessary for the purpose of Purchaser's preparing, at its sole cost and expense, the Subject Banking Office for operation as a branch office of Purchaser at and after the Closing Date. During the Transition Period, Purchaser shall have the right to remove and replace signs, supplies, stationery and other personal property not removed by Seller, to rearrange furniture, equipment and trade fixtures, and to do such other things as may be reasonably necessary to prepare the Subject Banking Office for operation on the Closing Date as a branch of Purchaser. Purchaser shall not, however, remove any sign prior to 6:00 p.m. on the Business Day immediately preceding the Day of Closing, and any supplies, stationery and other personal property removed by Purchaser shall be isolated and kept separate, but available for use by Seller during the period prior to the Day of Closing, at the premises of the Subject Banking Office to be delivered to Seller on the Day of Closing. Each of the parties shall bear the expense of salaries and overtime expenses of those of its employees participating in the transition process.

                  (b) Except for its normal banking hours, Seller shall not open the Subject Banking Office during the Transition Period. Notwithstanding any other provision contained herein to the contrary, the automated teller machine(s), if any, adjoining the Subject Banking Office will remain open for business during the Transition Period subject to appropriate post-Closing adjustments for transactions consummated during the Transition Period.

                  (c) In the event that the Closing does not occur as of the Closing Date as provided herein, due to Purchaser's failure to satisfy the Conditions to Closing set forth in Section 5 hereof or other fault of Purchaser, then Purchaser shall, at Seller's election, promptly after notice of such election (which notice shall be given on a Business Day), but in no event later than five (5) Business Days after such notice, restore the Subject Banking Office to substantially its condition at the commencement of the Transition Period at Purchaser's sole cost and expense, which obligation shall include repairing any damage done by Purchaser, replacing any supplies and signs removed by Purchaser, and rearranging any furniture, equipment or trade fixtures moved by Purchaser. In the event that the Closing does not occur as of the Closing Date as provided herein due to Seller's failure to satisfy the Conditions to Closing set forth in Section 5 hereof or other fault of Seller, then any and all costs of repairing or restoring the Subject Banking Office to substantially their condition at the commencement of the Transition Period shall be borne by Seller. In the event that the Closing does not occur through no fault of either party, then any and all costs of repairing or restoring the

         Subject Banking Office to substantially its condition at the commencement of the Transition Period shall be shared equally by the Purchaser and Seller.

         3.11  Possession and Risk of Loss

                  From and after Closing Date, Purchaser shall be entitled to possession of the Subject Banking Office and the Qualifying Fixed Assets, and all risk of loss thereto shall pass to Purchaser at the time of Closing.

         3.12  Apportionment; Proration

         Except as otherwise specifically provided in this Agreement, it is the intention of the parties hereto that Seller shall operate for its own account the business of the Subject Banking Office being transferred pursuant to this Agreement and the Real Property Agreement until the Closing Date and Purchaser shall operate for its own account such business thereafter. Thus, except as otherwise specifically provided in this Agreement or the Real Property Agreement, all items of income and expense related to the Subject Banking Office, including but not limited to utilities, service and maintenance charges, if appropriate, shall be prorated as of the Closing Date, whether or not such adjustment would normally be made as of such time.

         3.13  Allocation of Purchase Price and Reporting

                  (a) Subject to the terms and conditions contained herein, Purchaser and Seller acknowledge and agree that Schedule 3.13 annexed hereto constitutes a preliminary allocation of the total consideration that shall flow between the parties hereto in connection with the transfer of the Transferred Property among the constituent items of such Transferred Property and other items set forth on Schedule 3.13. In connection with reaching agreement upon a final Closing Statement pursuant to Section 3.1(d)

         Purchaser and Seller shall agree upon adjustments to Schedule 3.13 to reflect the actual items and amounts of Transferred Property as of the Closing Date, and any disputes regarding such adjustments shall be resolved by the Mediators in the same manner as provided in Section 3.1(d). Notwithstanding any other provisions contained herein to the contrary, Purchaser shall be permitted to allocate the aggregate of the Book Value of F&E, Qualifying Other Assets and the Subject Banking Office, respectively, among the various F&E, Qualifying Other Assets, Subject Banking Office, and any other intangible asset(s) that Purchaser deems appropriate, in any manner which Purchaser, in its sole discretion, deems appropriate.

                  (b) In the preparation of all federal, state or local reports, returns and/or filings in respect of income that relate in whole or in part to the transactions contemplated hereby (including reporting pursuant to applicable requirements of Section 1060 of the
         Code), Purchaser and Seller shall account for the transactions contemplated hereby in accordance with the allocation, if any, to be set forth in Schedule 3.13 as finally adjusted.

                  (c) If any federal, state or local tax return, report or filing of Purchaser or Seller relating to the transactions contemplated hereby is challenged by the taxing authority with which such return, report or filing was filed on the basis of the allocation set forth in Schedule 3.13 as finally adjusted, the filing party shall, during the audit thereof, assert and maintain in good faith the validity and correctness of such allocation; provided, however, that this obligation shall terminate upon the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute, or otherwise deal with its alleged tax liability. If a tax return or filing is challenged as herein described, the party filing such return or filing shall keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party.

4. CLOSING

         The closing of the purchase and sale of the Transferred Property and assumption of the Liabilities (the "Closing") described in this Agreement shall take place as of the Closing Date on the Day of Closing at the offices of Purchaser located at 431 East Fayette Street, Syracuse, New York or at such other location as Purchaser may elect by written notice to Seller at least ten
(10) days prior to Closing.

5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

         Each obligation of the parties hereto are subject to fulfillment at or prior to the Closing Date of each of the following conditions precedent, but compliance with or occurrence of any one or more of such conditions precedent (excluding the conditions set forth in Section 5.1) may be waived in writing by the parties hereto or by the Purchaser and Center Banks alone in the case of Sections 5.4, 5.5, 5.6, 5.7 and 5.8 of this Agreement.

         5.1 Regulatory Approvals; Shareholder Approvals; Corporate Consents; Other Filings

                  (a) All required licenses, approvals and consents of any relevant state and federal regulatory agencies (including, but not limited to, consents for Purchaser to operate the Subject Banking Office as one of its branch banking offices) shall have been obtained and all necessary conditions, including all legally required waiting or protest periods, of such licenses, approvals and consents and all legally required notices to be given shall have been fully satisfied; provided, however, that if any such licenses, approvals, consents and notices in the reasonable judgment of any party hereto is qualified and/or conditioned in any manner material to it, such party may deem this condition unfulfilled until such qualification(s) and/or condition(s) are removed or fulfilled.


                  (b) Seller, Purchaser and Center Banks shall produce copies of resolutions of their respective Boards of Directors, as of a date no later than 30 days after the date of this Agreement and certified by a corporate secretary, evidencing the requisite corporate consents as required under applicable law and/or either party's certificate of incorporation, organization certificate, restated organization certificate, and/or by-laws, and the authority of Seller and Purchaser, respectively, to execute, deliver and perform this Agreement.

                  (c) All required shareholder approvals of the shareholders of Seller, Purchaser and Center Banks, if any, shall have been obtained in a manner consistent with applicable federal and state statutes and regulations and the corporate charter documents of Seller, Purchaser and Center Banks, as the case may be.

   5.2  Absence of Litigation

        No action or proceeding instituted by any governmental authority or any other party seeking to prevent the consummation of the transactions contemplated by this Agreement or which would otherwise have a material adverse effect on the contemplated transactions shall be pending or threatened at the time of the Closing, provided that this condition may be waived in writing by the Purchaser or Center Banks as it relates to any action or proceeding instituted by a non-governmental entity.

   5.3  Absence of Bankruptcy and Insolvency

        Neither Purchaser, Seller or Center Banks shall (i) have been declared insolvent by any regulatory body having jurisdiction, (ii) have filed a voluntary petition for relief under the United States Bankruptcy Code or any similar federal or state statute for the protection of debtors or involving reorganization, (iii) have had an involuntary petition for relief (as described in the preceding clause) filed against it and (A) shall have failed for thirty days to deny or contest the allegations thereof or otherwise move against such petition or (B) shall have failed by the sixty-first day thereafter to have had such petition withdrawn or dismissed, (iv) have filed any other document with any governmental or regulatory body which declares its general inability to pay obligations when due or otherwise declares its insolvency, or (v) made any general assignment for the benefit of creditors.

   5.4  Truth of Representations; Performance of Covenants

        The respective representations and warranties of Seller, Purchaser and Center Banks as set forth in this Agreement shall be deemed to be made again on the Closing Date and shall then be true and correct, subject to any changes contemplated by this Agreement; the covenants of Seller, Purchaser and Center Banks set forth in this Agreement and to be performed on or before the Closing Date shall have been performed in all material respects; and none of the parties shall have asserted any material error, misstatement or omission in a representation by, or any breach of a warranty or covenant of, the other; provided, however, that none of the parties shall be relieved of any obligations or liabilities as a result of such party's own error, misstatement, omission or breach.

         5.5      Purchase of Subject Banking Office

                  On or before the Closing Date, Seller will purchase the Subject Banking Office, directly or indirectly, from Owner. Thereafter, simultaneously with the Closing, Seller shall sell and convey the Subject Banking Office to Center Banks or Purchaser, as provided in Section 6.9 of this Agreement.

         5.6      Assumption of Real Property Leases

                  Purchaser's receipt of originally executed assignments of all of the Real Property Leases, together, if applicable, with estoppel certificates and attornments from each tenant thereunder (including the Seller), evidencing the assignment of all interests of every lessor thereunder to Purchaser. Purchaser shall be obligated to assume each of the Real Property Leases only if: (a) the Real Property Lease which expired on December 31, 1995 is continued on a month to month basis and expires by its terms thirty (30) days after the Closing Date; and (b) the two (2) remaining Real Property Leases are amended and modified so as to expire by their terms on December 31, 1996.

         5.7 Off Balance Sheet Liabilities

                  Purchaser and Center Banks shall confirm that neither entity will be subjected to any off balance sheet liabilities attributable to the other party as a result of consummating the transactions contemplated by this Agreement, including any liability resulting from unfunded or under funded pension or benefit plans attributable to Seller's employees.

         5.8 Principal Shareholders Agreement
         Purchaser's and Center Banks' receipt of a copy of the Principal Shareholders Agreement annexed hereto as Schedule 5.8 properly executed by all parties thereto as of and on the effective date of this Agreement.

6. AGREEMENTS OF BOTH PARTIES

         6.1 Assistance in Obtaining Regulatory Approvals

         Seller, Purchaser and Center Banks agree to use all reasonable efforts to satisfy all of the conditions to Closing, including but not limited to giving assistance to each other in obtaining the regulatory approvals and shareholder approvals referred to in Sections 5.1(a) and 5.1(c) of this Agreement and producing all necessary registration, proxies and related statements for filing, if appropriate, with the Securities and Exchange Commission ("SEC"), Federal Deposit Insurance Corporation ("FDIC"), and/or New York State Banking Department. In fulfilling this obligation, each of the Seller, Purchaser and Center Banks will cooperate in preparing and provide to the other and/or to the appropriate regulatory authorities all information reasonably required to be submitted in connection with such approvals and/or filings in a manner consistent with Schedule 6.1 hereof. Notwithstanding anything else contained herein to the contrary, Seller, Purchaser and Center Banks, to the extent required by statute or regulation, will apply for all appropriate regulatory approvals within forty-five (45) days of the date of this Agreement and shall, as soon as reasonably practicable after the effective date of this Agreement, take all required actions to obtain any necessary shareholder approvals.

         6.2 Public Announcements; Releases Prior to Closing

         Seller and Purchaser agree to prepare and jointly release a public announcement or press release with respect to the contemplated or consummated transactions, prior to or on the Day of Closing, which is acceptable to both parties and in compliance with any applicable statute, regulation or rule, and if appropriate consistent with and subject to Section
6.5. Notwithstanding the provisions of the immediately preceding sentence, should Center Banks determine that any such a public announcement, disclosure or press release is required by law or regulation it may make any public announcement, disclosure or press release which it deems appropriate.

         6.3 Further Assurances

         (a) On and after the Closing Date, each party shall give to the other such further assurances, and shall execute, acknowledge and deliver all such other instruments and take such further action as may be reasonably necessary and appropriate to effect the contemplated transactions, provided that any action taken by one party after the Closing at the request of the other and not otherwise required by this Agreement shall be at the cost and expense of the party requesting such action.

         (b) On or before Closing Seller will deliver to Purchaser a special and limited power of attorney which will permit Purchaser to assign and/or transfer documents relating to the Transferred Property, if any, from Seller to Purchaser as of the Closing Date.

         6.4  Corporate Consents

         Each party shall secure all necessary corporate consents and use its best efforts to secure all necessary shareholder consents required to be secured by it and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

         6.5 Customer Notices; Customer Contact

         Seller and Purchaser shall jointly provide all notices to customers of the Subject Banking Office that Seller or Purchaser, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any Other Agreement between Seller and any customer in connection with the transactions contemplated hereby. A party proposing to send any notice pursuant to this Section 6.5 shall furnish to the other party a copy of the proposed form of such notice at least five days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable statutes, rules, regulations or requirements of any regulatory authority having jurisdiction. The costs of the required notices, announcements or releases described or referred to in this
Section 6.5 shall be shared equally between Seller and Purchaser. Notwithstanding any other provision contained herein to the contrary, Seller and Purchaser shall notify all owners of the Transferable Deposit Liabilities which will be assumed by Purchaser on the Closing Date of the transactions contemplated by this Agreement at least twenty (20) days prior to Closing.

         6.6 Finders or Brokers

         With the exception of A. Notarpole, who Seller is obligated to pay and agrees to pay $15,000.00 on the completion of the transactions described herein, each party represents and warrants to the other that it has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby, and each party shall indemnify the other for any claim or liability (including but not limited to reasonable attorneys' fees) based in any way on agreements, arrangements or understandings of such nature claimed to have been made by such party with any third party.

         6.7 Forwarding of Mail, etc.

         To the extent not otherwise provided by Section 3.4 or the Procedures Manual:
                  (a) On and after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and

                  (b) without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Transferable Deposit Liabilities or other Transferred Property (not otherwise made available to Purchaser pursuant to Section 3.4(c) hereof), including but not limited to appropriate IRS tapes (to the extent mutually agreed to by the Seller and Purchaser), to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing. Notwithstanding any other provision contained herein to the contrary, Seller will provide all tax notices, including but not limited to all required 1099 or similar forms attributable to interest paid on the Transferable Deposit Liabilities prior to Closing to the appropriate legal or beneficial owner of such Transferable Deposit Liability in a manner consistent with all federal, state and local laws, rules and regulations.

         6.8      Legal Requirements

                  Each party shall satisfy, and shall indemnify the other against the indemnifying party's failure to satisfy, requirements of law with which it may be required to comply in connection with, or as a consequence of consummation of, the transactions contemplated by this Agreement (and that are not otherwise provided for in this Agreement or required to be satisfied as legal conditions to such consummation).

         6.9      Sale and Purchase of Subject Banking Office

                  As additional consideration for the transactions described herein, Seller and Purchaser agree that on the Closing Date Seller will sell the Subject Banking Office to Purchaser (or Center Banks should Purchaser so elect) and Purchaser (or Center Banks, should Purchaser so elect) will purchase the Subject Banking Office from Seller pursuant to the terms and conditions annexed hereto as Schedule 6.9 and subject to the following additional agreements by Seller to obligate itself as a part of its sale of the Subject Banking Office to Purchaser or Center Banks at its sole expense to (i) provide an acceptable Phase I (and Phase II, if necessary) Environmental Audit Report for the benefit of Center Banks and Purchaser; (ii) take all necessary steps prior to Closing to convey the Subject Banking Office to Center Banks or Purchaser free and clear of any environmental hazards or problems;
(iii) deliver good and marketable title for the Subject Banking Office to Center Banks or Purchaser; (iv) provide a currently redated survey of the Subject Banking Office with permanent corner pins set on the premises in question and shown on said survey; (v) provide that Center Banks and Purchaser must approve, in writing, any easements or rights of way to be retained by or conveyed to the Owner or other third parties affecting the Subject Banking Office before or after Closing; and (vi) provide for unencumbered ingress and egress from the Subject Banking Office to a dedicated street or streets adjoining the premises in question. Notwithstanding any other agreement herein to the contrary, the sale and purchase of the Subject Banking Office to and by Purchaser shall be subject to and conditioned upon Purchaser's ability to use the Subject Banking Office as a banking and commercial office facility after the Closing Date without any unreasonable restrictions or limitations on such use.

7.  COVENANTS AND OTHER AGREEMENTS OF SELLER

        7.1 Access to Records and Information

                (a) Between the date of this Agreement and the Closing Date, and subject to Seller's receipt of prior oral or written notice, Seller shall afford to Purchaser, Center Banks and their authorized agents and representatives, reasonable access during mutually agreeable hours to the properties, operations, books, records, contracts, documents, loan files and other information (including, but not limited to, all personnel files and records relating to employees in the Subject Banking Office) within Seller's possession relating to the Subject Banking Office and the Transferred Property and Liabilities to be transferred by Seller and assumed by Purchaser pursuant to this Agreement. In addition, Seller will use reasonable efforts to arrange for Purchaser to have reasonable access to similar information held by third parties, if any, for or on Seller's behalf. Purchaser and Center Banks shall be entitled to reasonably request and obtain from Seller or for itself make summaries and copies of any or all such books, records and other information, subject to the provisions of Section 8.2 of this Agreement (the "Confidentiality Provisions").

                (b) Seller shall identify one or more individuals that shall constitute a "transition group" who shall be available to Purchaser and Center Banks at reasonable times to provide information and assistance in Purchaser's and/or Center Banks' investigation of matters relating to the Subject Banking Office and the Transferred Property and Liabilities and to familiarize Purchaser and Center Banks with basic policies and operational procedures of Seller relating to the Subject Banking Office. Seller shall cause other personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, for the same purposes.

                (c) (i) Unless otherwise agreed, within thirty (30) days of the effective date of this Agreement, Seller and Purchaser shall agree on a reasonable date or dates prior to Closing when Seller will provide Purchaser and Center Banks with test and/or mock conversion tapes, in mutually acceptable formats necessary to facilitate compliance with Section 7.1(c)(ii). Such tape, which shall be used to test data formats and fields, will contain names and addresses of a sampling of and/or all customers whose deposits or loans would be, respectively, Transferable Deposit Liabilities, Qualifying Deposit Related Loans or Qualifying Other Loans if the Closing were to occur as of a recent date, reflecting each type of account or loan product that will constitute Transferred Property, as well as other data relating thereto as is reasonably required by Purchaser.

                        (ii) Two sets of final conversion tapes shall be
                delivered to Purchaser or its designated agent, at a location selected by Purchaser, no later than 12:00 noon on the Day of Closing. The final conversion tapes shall be complete and accurate in all respects and shall contain all information and data reasonably required by Purchaser, current as of the close of business on the Business Day preceding the Closing Date.

                (d) All material and information provided to or obtained by Purchaser under this Section 7.1 shall be subject to the Confidentiality Provisions.

        7.2      Conduct of Business Pending Closing

                 Except as may be required to obtain the regulatory approvals referred to in Section 5.1 of this Agreement, or as may be otherwise required by statute, regulation or regulatory authority, any and all of which instances shall have been disclosed in writing to Purchaser, or as expressly permitted or required by other provisions of this Agreement between the date hereof and the Closing Date Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

                (a) Cause the Subject Banking Office to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

                (b) Cause (except at the unsolicited request of a customer) the Subject Banking Office to transfer to or acquire from any other banking or similar organization any Transferable Deposit Liabilities or other assets or liabilities, except for transfers to other operations of equipment and supplies, if any, excluded from the definition of Fixed Assets or which have a unique function in Seller's business and ordinarily would not be useful to Purchaser (such as, for example, signs), and cash and other normal inter-bank transfers which may be made in the ordinary course of business in accordance with normal banking practices;

                (c) Amend any of the Qualifying Other Agreements, other than in the ordinary course of business (and Seller shall furnish prompt notice and a copy thereof to Purchaser);

                (d) Transfer or terminate any Contract Employee now assigned to or employed in connection with the Subject Banking Office or increase or agree to increase the salary or other compensation or change the title of any such employee, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice or existing employment contracts;

                (e) File any application to relocate the Subject Banking Office unless operations at such Subject Banking Office cease due to or any casualty, disaster or force beyond Seller's control;

                (f) Enter into any commitment, agreement, understanding or other arrangement to transfer, assign, encumber or otherwise dispose of the Subject Banking Office other than pursuant to the terms of this Agreement;

                (g) Terminate or interrupt the operations of the Subject Banking Office other than due to casualty, disaster or force beyond Seller's control;

                (h) Engage in any course of action, which will: (i) result in any material change in the mix of Transferable Deposit Liabilities or have materially increased the rate of interest paid on any Transferable Deposit Liability above market rates; (ii) result in any material change in the manner in which Seller is operating its business as of the effective date of this Agreement; (iii) unreasonably enhance the earnings or income of Seller or Seller's shareholders at the expense of the efficient and profitable operation of the Subject Banking Office as a branch office of Purchaser after the Closing; or
        (iv) adversely effect the business of Seller;

        Additionally, Seller agrees, after the effective date of this Agreement, to originate all loans which will be purchased by Purchaser under this Agreement pursuant to underwriting standards acceptable to Purchaser or which Purchaser reviews, implements and/or acts upon on Seller's behalf and not to originate any loan with an initial principal balance of $25,000 or more without Purchaser's prior written consent provided that: (i) in no event will Purchaser or Center Banks have any responsibility or be subject to any liability for any loan application which may be denied by Seller; and
(ii) Seller agrees to indemnify and hold Purchaser and Center Banks harmless from any and all cost, expenses, damages and other liabilities attributable to the denial of any such a loan application by Seller.

        7.3 Training of Employees

            Seller shall permit Purchaser and/or Center Banks, beginning after the date hereof, to train Transferred Employees of the Subject Banking Office, in the operations proposed to be conducted by Purchaser, and Seller shall, as scheduled by Purchaser for reasonable periods of time and subject to Seller's reasonable approval, such that Seller's on-going operations at the Subject Banking Office shall not be materially disrupted, excuse such Transferred Employees from their duties at the Subject Banking Office for the purpose of training and orientation by Purchaser and/or Center Banks at locations specified by Purchaser. Purchaser agrees to reimburse Seller for overtime costs, if any, payable as a result of any such training and orientation.

        7.4 Employees

            Seller has or shall distribute to officers and employees of the Subject Banking Office, who are eligible to become Transferred Employees, information provided by Purchaser regarding the prospective employment of such persons by Purchaser, and Seller shall not take any action designed to discourage or dissuade such persons from accepting employment with Purchaser on and after the Closing Date.

        7.5 Insurance Policies

            Seller will maintain in effect until the Closing existing insurance policies regarding the Subject Banking Office or comparable replacements thereof. Except as otherwise expressly provided in this Agreement, Seller shall have no obligation to continue any such insurance subsequent to Closing.

        7.6 Competition

        From and after the Closing Date, Seller will not directly or indirectly solicit deposits, loans or other banking business. Nothing in this
Section 7.6 shall prevent Seller from forwarding to depositors at the Subject Banking Office a notice of the transactions covered and contemplated by this Agreement and/or a closing statement, and, from publishing or forwarding to all such depositors and customers tax reporting information and such other communications as may be required by law, regulation or regulatory authority.

                (a) (i) From and after the Closing Date, Seller agrees that it will not directly or indirectly own, engage in, manage, operate, control, participate in or be connected in any manner with the ownership, management, operation or control of any banking office, public accommodation office, automatic teller machines or any business or facility substantially similar to the foregoing, within a radius of fifty (50) miles of the Subject Banking Office.

                        (ii) In the event that the Subject Banking Office shall
                have ceased operations due to a disaster or other force beyond Seller's control, and Seller, with the approval of Purchaser, shall establish an office or facilities at another location to succeed to such operations, such newly established office or facility shall be treated as having been in operation at its current location as of the date hereof for purposes of the preceding subparagraph (i), provided that if Purchaser shall acquire such newly established office or facility from or through Seller, the applicable radius described in such subparagraph (i) shall be measured from such new location and not from the location of the Subject Banking Office that it replaced.

                (b) From and after the Closing Date, Seller will not seek to employ any persons employed by Purchaser at the Subject Banking Office who choose to accept employment with Purchaser except as otherwise may be approved by Purchaser.

        7.7 Seller Notices of Default

        Seller shall promptly give written notice to Purchaser and Center Banks upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

        7.8 ATM Access Devices

         Prior to Closing, Seller and Purchaser shall determine when and to what extent to terminate any outstanding automated teller machine ("ATM") access agreements with customers whose deposit accounts are among the Transferable Deposit Liabilities and when and how to deactivate ATM access devices attributable to such customers.

        7.9 Dissolution of Seller

         As soon as reasonably practicable after the Closing Date, Seller (subject to the terms and conditions of the Agreement) will dissolve and liquidate, following receipt of all required regulatory, court and shareholder approvals.

          7.10 Loan Loss Reserves

          Seller agrees to increase its loan loss reserve account(s) to $569,000 if said reserve account(s) are less than $569,000 at Closing prior to transferring Qualifying Deposit Related Loans and Qualifying Other Loans to Purchaser. Thereafter, such transfers will be made at Book Value, net of such loan loss reserves.

         7.11 Covenants, Representations and Agreements With Respect to Taxes Other Than Transaction Taxes

         Any reference in this Section 7.11 to "taxes" shall mean all payroll, property, excise, withholding, sales and use, transfer, income and franchise taxes, and all similar charges and assessments, imposed by the United States or by any state or other political subdivision or by any authority or instrumentality of any of them with respect to the business and operations of the Subject Banking Office and/or the Transferred Property, but excluding any such taxes, charges or assessments incurred in connection with or arising out of the consummation of the transactions contemplated by this Agreement.

                  (a) All taxes attributable exclusively to periods prior to the Closing Date, but which may be payable after the Closing Date, shall be the responsibility of Seller.

                  (b) Seller has filed or shall file as and when due (after taking into account any lawful extensions) all tax returns and reports and similar information (including information returns) required to be filed with all governmental authorities with respect to any taxes for all periods ending prior to the Closing Date, and has paid, or will pay when due, all taxes shown to be due on such returns (including interest and penalties, if any) and all other taxes for all periods ending prior to the Closing Date and shall indemnify and hold Purchaser and Center Banks harmless against any liabilities attributable to such taxes (including any penalties and interest thereon).

                  (c) Any claims for refund or refunds of taxes allocable to all periods prior to the Closing Date shall remain the property of Seller, provided that Seller (or an affiliate) has discharged the tax liability giving rise thereto or reimbursed Purchaser for discharging same. Purchaser shall cooperate with Seller in prosecuting any such refund claim at Seller's expense, and in prosecuting any such refund claim that may relate to a period that overlaps the Closing Date, in which case expenses shall be apportioned between the parties in proportion to the respective portions of any such claim allocable to each of them.

         7.12 Matters Relating to Seller's Sales and Use Taxes

         Without limiting any other representation, warranty, covenant or agreement of Seller contained herein, Seller represents and warrants that to the best of its knowledge it has no liability for unpaid sales and use taxes (including any which are the subject of a contest) and covenants that it shall pay when due (unless the same are being contested pursuant to appropriate proceedings diligently pursued), any and all sales and use taxes (arising other than out of the transactions contemplated by this Agreement) that are assessed against or payable by Seller for all periods for which Purchaser could have liability by virtue of being a transferee pursuant to this Agreement of property of Seller (except such taxes related to the contemplated transactions as Purchaser has expressly agreed to pay pursuant to this Agreement). Seller shall indemnify and hold Purchaser harmless from and against any and all taxes as described in this Section 7.12

(including any penalties and interest thereon) except such taxes related to the contemplated transactions as Purchaser has expressly agreed to pay pursuant to this Agreement.

         7.13 Investment Portfolio

         To the extent that Seller, Purchaser and Center Banks may subsequently agree to have any portions of Seller's investment portfolio constitutes a Qualifying Other Asset under this Agreement that portion of Seller's investment portfolio will be marked to market as of the close of business on the Business Day immediately preceding Closing and thereafter transferred and assigned to Purchaser at such market value.

         7.14 Financial Statements and Related Information

         Seller covenants and agrees to furnish (or cause to be furnished) to Center Banks, at Seller's expense, the financial statements, pro forma financial information and exhibits relating to Seller that are required by Item 7 of Form 8-K, Rule 3-05 of Regulation S-X, Article 2 of Regulation S-X and
Item 601 of Regulation S-K, within the time periods specified by such rules and regulations, which were promulgated under the Securities and Exchange Act of 1934. Seller represents and warrants that such financial statements, which shall include the balance sheet of Seller as of December 31, 1995 and the related statements of income and cash flows for the fiscal year then ended, and the notes and schedules thereto, if applicable, will (i) be in accordance with the books of accounts and records of Seller and conform in all respects to Regulation S-X, (ii) present fairly and accurately Seller's financial position as at the dates thereof and the results of Seller's operations, changes in Seller's financial position and other information of Seller included therein for the periods or as at the dates therein set forth, and (iii) show all material assets and material liabilities of any kind or nature, direct or indirect, absolute or contingent, existing as of the dates indicated.

8.  COVENANTS OF PURCHASER

        8.1 Change of Name

        From and after the Closing Date, Purchaser (i) shall promptly change the name on all documents and facilities relating to the Subject Banking Office to Purchaser's name or to a name which is not in any way similar to Seller's name, trade name, trademark or symbol (or any name or initial similar thereto or any affiliates thereof) and (ii) shall promptly notify all persons who are Subject Banking Office customers and depositors on the Closing Date of such change by posting a notice in a conspicuous place in the Subject Banking Office and by taking any other action required by law or regulation or court or regulatory authority. It is understood that Seller is not transferring to Purchaser any right, title or interest in or to, or any right or license to use, Seller's name (or any name or initial similar thereto or any affiliates thereof), or any trademark, trade name or symbol, in connection with the Subject Banking Offices or otherwise. Nothing in this Section 8.1 shall require Purchaser to undertake to reissue deposits or rewrite outstanding loans or other documents assumed by or assigned to Purchaser on the Closing Date except in the ordinary course of business (but in any event no later than maturity in the case of renewal or rollover of any term or time deposit account).

        8.2 Confidentiality

        From and after the effective date of this Agreement, each of the parties hereto shall keep secret and retain in strictest confidence, and shall not use, in competition with or in a manner otherwise detrimental to the interests of the other party to this Agreement, any information or materials pertaining to the business, operations, accounts, products, loans or employees of the other party ("Confidential Information"). The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to: (a) information that becomes generally available to the public, other than as a result of a disclosure by the party hereto to which such Confidential Information is delivered, or any employee, agent or other representative thereof, and (b) general business methods, concepts and techniques. Neither of the parties hereto shall have any obligation hereunder to keep confidential any of the Confidential Information to the extent disclosure of any such information is required by law, or determined in good faith by such party to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, such party shall provide the other with prompt notice of such requirement so that such other party may seek an appropriate protective order. Notwithstanding any other provision contained herein to the contrary should this Agreement be terminated prior to Closing each party shall return to the other party, or destroy at the direction of the other party, any and all Confidential Information received from the other party.


        8.3 Purchaser Notices of Default

        Purchaser shall promptly give written notice to Seller upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement.

         8.3A Covenants, Representations and Agreements With Respect to Certain Taxes

         Purchaser shall be responsible for and shall pay all taxes, as defined in Section 7.11(a) hereof, accruing on and after the Closing Date.

         8.4  Safe Deposit Agreements

         During the thirty (30) day period after the Closing, Purchaser shall solicit by mail, and use its best reasonable efforts to obtain, the written consent of safe deposit customers of the Subject Banking Office to transfer safe deposit agreements to Purchaser. Pending receipt of such consents (whether before or after such thirty (30) day period), Purchaser shall perform the duties of Seller under safe deposit agreements in effect at the Closing and listed on Schedule 1(c)(ii).

         8.5 Contract Employees

         Purchaser shall on Closing satisfy the contractual obligations of Seller to the Contract Employees notwithstanding whether any Contract Employee shall become employed by Purchaser or not.

9. AGREEMENTS REGARDING EMPLOYEES AND BENEFITS

                  (a) Purchaser and Center Banks shall not be responsible for any employment contracts entered into by Seller other than the contracts between Seller and the Contract Employees listed on Schedule 2.11A regardless of whether or not such Contract Employees become Transferred Employees at or after Closing. The parties agree that none of the Contract Employees listed on Schedule 2.11A shall be terminated or, except as provided in their respective employment contracts, have their level of responsibility or compensation changed prior to the Closing Date without the express written consent of Center Banks and Purchaser.

                  (b) (i) It is understood and agreed that, as between the parties hereto, Seller and not Purchaser or Center Banks shall be responsible for and shall retain, and Seller shall indemnify and hold harmless Purchaser and Center Banks from and against, all liabilities and obligations, if any (the recitation herein of such possibility not being intended as an acknowledgment that any such liabilities or obligations do, in fact, exist or will arise), for (A) all benefits (including without limitation, salary and benefit continuation or severance benefits) that may be payable under any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or at any time has been sponsored or contributed or required to be contributed to or maintained by Seller (a "Seller Plan") to any current or former employee of Seller as a result of such employee's termination of employment with Seller arising on, prior to or in connection with the Closing Date regardless of whether or not any such employee of Seller is at any time thereafter employed by Purchaser and (B) all notices, payments, fines or assessments due to any such employee pursuant to any applicable federal, state or local law or common law, statute, rule or regulation with respect to any such employment or termination (or constructive termination) of employment with Seller on or prior to the Closing Date.

                      (ii) Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any, including without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, health and insurance benefits for those Transferred Employees who, due to a temporary illness, disability or other condition, are unable to report for work with Purchaser on the Closing Date, until such time as such Transferred Employees are able to report for work with Purchaser.

                           (iii) The obligation to pay all benefits, including, without limitation, retirement, health, dental, life, accidental death and disability, and related benefits, which are payable to current or former employees of the Seller under the Seller Plans and, in the case of employees who are offered and accept employment with Purchaser on or after the Closing Date, which arise or are based on events which occurred on or prior to Closing (whether or not claims for such benefits are submitted on or prior to Closing), shall remain the responsibility of Seller whether or not the claiming employee becomes an employee of Purchaser on or after the Closing Date and Seller will indemnify and hold harmless Purchaser and Center Banks from and against all such obligations and liabilities relating thereto. Purchaser or Center Banks shall not assume or be responsible for any obligations or liability in respect of any benefits which are payable at any time to, or in respect of, current or former employees of Seller under the Seller Plans or which arise out of or in connection with their employment with Seller.

                  (c) To the extent Seller maintains a retirement plan for the benefit of its employees including Transferred Employees (the "Seller Retirement Plan"), it shall retain all liability for all benefits accrued by Transferred Employees under the Seller Retirement
         Plan, except to the extent such liabilities have been properly funded by purchased annuities, and that all such benefits shall be paid pursuant to the terms of such plan.

            (d) Each and every Seller Plan covering employees of the Subject Banking Office complies as to its form and has been operated and administered in all material respects, in accordance with applicable laws, including but not limited to ERISA and the Code. No reportable event within the meaning of section 4043(b) of ERISA or prohibited transaction within the meaning of section 406 of ERISA has occurred with respect to any Seller Plan, no civil penalty has been assessed pursuant to sections 409 or 502(i) of ERISA and no tax has been imposed pursuant to sections 4975 or 4976 of the Code. From and after the Closing Date no further benefit shall accrue to or for the benefit or account of any Transferred Employee under the Seller Retirement Plan, directly or indirectly. Seller shall retain liability and Purchaser and Center Banks shall have no liability with respect to any liability or obligation of Seller arising from: (A) accrual of benefits under the Seller Retirement Plan; (B) a prohibited transaction under ERISA or the Code involving the Seller Retirement Plan (C) a disqualification of the Seller Retirement Plan or (D) any failure of Seller properly to administer the Seller Retirement Plan. Additionally:

                           (i) Seller agrees that Seller will indemnify and
                  hold Purchaser and Center Banks harmless for any and all liabilities, obligations, claims, costs and expenses (including but not limited to legal fees) arising out of, related to, connected with, resulting from or otherwise attributable to, (A) the operation and or maintenance of any Seller Plan, (B) the failure to operate or maintain any Seller Plan in accordance with all applicable laws, including but not limited to ERISA and the Code, or (C) any prohibited transaction under ERISA or the Code involving any Seller Plan. In the event that any such claim for liability is asserted against Purchaser or Center Banks (or their affiliates), Purchaser or Center Banks, as the case may be, shall promptly notify Seller of such claim and thereafter Seller shall assume full responsibility therefor; Purchaser and Center Banks shall cooperate with Seller with respect to the defense of any such asserted liability and shall furnish Seller with such documents and materials of Purchaser or Center Banks as in the good faith reasonable opinion of Seller or its counsel are necessary for the good faith defense of any asserted liability; provided, however, that such materials shall be furnished at the expense of Seller;

                           (ii) The foregoing indemnification provisions of
                  this subsection (d) shall survive the Closing Date hereunder and any limitation period which may be provided in any other part of this Agreement.

                  (e) Seller will retain responsibility for and continue to pay all hospital, medical, life insurance, disability, supplemental unemployment and other welfare plan expenses and benefits for each Transferred Employee eligible to participate in those plans with respect to claims by such employee or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by any Transferred Employee or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser in accordance with the terms of any applicable hospital, medical, life insurance, disability, supplemental unemployment and other welfare plan maintained for employees of Purchaser, if any. For purposes of the two preceding sentences a claim is deemed incurred when the event which gave rise to the claim first occurred. Anything in the foregoing to the contrary notwithstanding, Purchaser shall not be liable for any benefits under any welfare benefit plan which accrued or are attributable to periods of service occurring prior to the Closing Date. Seller will retain responsibility for, and continue to pay the cost of, any retirement, life, health, or other benefits payable to each employee of Seller employed in the Subject Banking Office who retired prior to the Closing Date, subject to any rights reserved by Seller to amend or terminate such benefits under the Seller Plan providing the benefits.

                  (f) Seller will retain responsibility for, and will make payment of, any severance pay or benefits that may become payable upon or after the Closing Date (as a result of or in connection with the transaction contemplated hereunder or as a result of the termination by Seller of such employee's employment) to any Transferred Employee or any other employee employed in the Subject Banking Office under any benefit or severance policy, plan, agreement, arrangement or program of Seller.

                  (g) Except as provided in Section 9(a) of this Agreement, nothing herein expressed or implied shall confer upon any of the employees of Seller, Purchaser, Center Banks, or any of the subsidiaries or affiliates of either of them, any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

                  (h) Purchaser and Seller hereby also agree to sign any further agreements and take such further action (before, at, or after the Closing Date), as may be necessary or convenient to implement the intent (but not to expand or restrict the intent) of the

         Purchaser's and Seller's agreement as to pension and welfare benefits contained in this Section 9.

                  (i) Except as otherwise provided herein, the employees of the Subject Banking Office are not subject to any collective bargaining agreements, employment contracts or consulting arrangements. There are no unfair labor practice charges or complaints pending against Seller with respect to the Subject Banking Office, nor any pending or, to the Knowledge of Seller, threatened unfair labor practice charges against Seller with respect to the Subject Banking Office. None of the employees of the Subject Banking Office is represented by any certified labor organization or any labor organization recognized by Seller, and, to the Knowledge of Seller, there are no campaigns being conducted to solicit cards from employees of the Subject Banking Office to authorize any labor organization to request the National Labor Relations Board to conduct an election with respect to any employees of the Subject Banking Office. There are no strikes or other labor controversies pending, or to the Knowledge of Seller, threatened against Seller with respect to the Subject Banking Office which would, individually or in the aggregate, have a material adverse effect on the Subject Banking Office as a whole.

10. TRANSACTIONS AT CLOSING

         10.1 Items to be Delivered by Seller

         At the Closing, Seller shall deliver to Purchaser or Center Banks, as the case may be:

                  (a) Such bills of sale, assignments, and other instruments and documents described on Schedule 10.1 or that are otherwise reasonably necessary or desirable for transferring and assigning to Purchaser all of Seller's interest in and to the Transferred Property, and permitting assumption by Purchaser of the Liabilities to be transferred to Purchaser pursuant to this Agreement, in the form and substance reasonably satisfactory to the parties and their respective counsel, as well as any and all statements, instruments and documents as required pursuant to Section 3.1 or described on Schedule 11.9 or any other provision of this Agreement.

                  (b) Payment in immediately available funds by Fedwire transfer of the Compensation Amount, if any, not later than 2:00 p.m. on the Day of Closing.

                  (c) Certificates signed by duly authorized officers of Seller stating that:

                      (i) the warranties and representations of Seller under
                  this Agreement are true as of the Closing Date;

                      (ii) the covenants of Seller to be performed on or before
                  the Closing Date have been performed in all material respects; and

                      (iii) to the Knowledge of Seller, there is no material
                  error or inaccuracy in the information contained as of its date in the Preliminary Closing Statement.

         The delivery of the certificates called for by clauses (c)(i) and
         (c)(ii) above shall in no way diminish Purchaser's or Center Banks' rights or Seller's obligations under Section 5.4 of this Agreement.

                (d) Copies, certified by Seller's corporate secretary or assistant corporate secretary as being accurate and complete, of resolutions adopted by Seller's Board of Directors and shareholders authorizing the transactions contemplated by this Agreement and all actions appropriate to the consummation thereof as of a date not later than thirty (30) days from the date of this Agreement, and a certificate of such secretary as to the incumbency of each officer of Seller executing this Agreement and all instruments, certificates and documents required to be executed and delivered at the Closing.

         10.2 Items To Be Delivered By Purchaser Or Center Banks

         At the Closing, Purchaser and/or Center Banks shall deliver to Seller or the Seller's shareholders in the case of clause (e) of this
Section 10.2:

                  (a) Instruments, including an instrument of undertaking, (i) for acceptance of the Transferred Property and (ii) for assumption of the Liabilities in accordance with Section 3.1 of this Agreement, all as shall be described on Schedule 10.1 as aforesaid, and in the form and substance reasonably satisfactory to the parties and their respective counsel.

                  (b) Such other instruments and documents as may be required as of the Closing Date pursuant to this Agreement, all in form and substance reasonably satisfactory to Seller.

                  (c) Certificates signed by duly authorized officers of Purchaser and/or Center Banks stating that:

                           (i) the warranties and representations of
                  Purchaser and Center Banks under this Agreement are true as of the Closing Date.

                         (ii) the covenants of Purchaser and Center Banks to be
                  performed on or before the Closing Date have been performed in all material respects.

                         (iii) to the Knowledge of Purchaser and Center Banks,
                  there are no material errors or inaccuracies in the information contained, as of its date, in the Preliminary Closing Statement.

         The delivery of the certificates called for by clauses (i) and (ii) above shall in no way diminish Seller's rights or Purchaser's or Center Banks' obligations under Section 5.4 of this Agreement.

                  (d) Copies, certified by Purchaser's and, where appropriate, Center Banks' corporate secretary or assistant corporate secretary as being accurate and complete, of resolutions adopted by Purchaser's and Center Banks' Board of Directors and, if required by law, Purchaser's shareholders authorizing the transactions contemplated by this Agreement and all actions appropriate to the consummation thereof as of a date not later than thirty (30) days after the date of this Agreement, and a certificate of such secretary as to the incumbency of each officer of Purchaser and Center Banks executing this Agreement and all instruments, certificates and documents required to be executed and delivered at the Closing.

11. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         11.1 Organization and Ownership. Seller is a New York State chartered commercial bank duly organized, validly existing and in good standing under the laws of New York and the

United Sates and is authorized to conduct the business now being conducted at the Subject Banking Office.

         11.2 Authority. Seller has the corporate power and authority to execute, deliver and perform this Agreement. This Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate and shareholder action on the part of Seller and, upon execution and delivery, this Agreement will constitute a valid and binding obligation of Seller, subject only to the regulatory and shareholder approvals referred to in Section 5.1.

         11.3 Legal Proceedings. Except as shown on Schedule 11.3 annexed hereto, there are no actions, suits or proceedings of any kind pending, or to the Knowledge of Seller threatened, against or affecting Seller which may cause any material change in the value of any of the Transferred Property or in the amount of the Liabilities, or prevent or impair Seller's performance of this Agreement in any material respect.

         11.4 Disputes or Controversies. There are no pending, or to the Knowledge of Seller threatened, disputes or controversies between Seller and any federal, state or local governmental authority which directly involve or reasonably could be expected to adversely affect the Subject Banking Office or the Transferred Property in any material respect.

         11.5 Compliance with Law and Other Instruments. To the Knowledge of Seller the Transferred Property has been acquired or originated, and maintained, and the business and operations of the Subject Banking Office have been and are being conducted, in accordance with all material applicable laws, rules and regulations of all authorities. The execution, delivery and performance of this Agreement by Seller will not violate any such laws, rules or regulations, or violate any judgment, order, ruling or decree by which Seller is bound, Seller's Certificate of Incorporation or by-laws, or violate in any material respect any material contract or other instrument by which it is bound. To the Knowledge of Seller, it has not failed (and as of the Closing Date will not have failed) to perform and/or satisfy any of its obligations with respect to the Liabilities.

         11.6 Deposits and Charges to Accounts; Withdrawals From Accounts. All deposits, withdrawals and/or charges to or from any of the Transferable Deposit Liabilities prior to Closing were properly authorized by the legal owners of any such Transferable Deposit Liabilities and correctly assessed by Seller.

         11.7  Title to Personal Property; Leased Personal Property; No
Default.

         Seller (or its affiliate) has, and on the Closing Date will have, good and marketable title to those of the Fixed Assets owned by Seller (or its affiliate) that are Qualifying Fixed Assets, free and clear of all Encumbrances except Permitted Encumbrances. Seller (or its affiliate) has, and on the Closing Date will have, valid and binding leases under which it (or its affiliate) is entitled to use in its business those of the Fixed Assets that are leased by Seller (or its affiliate) as lessee, if any, and that are Qualifying Fixed Assets, and neither Seller (nor any such affiliate) has received any notice or otherwise has any knowledge of any default (or condition or event which with notice, lapse of time or both would constitute a default) on its part, or on the part of any lessor, under any such personal property lease, that materially impairs the lessee's possession and use thereof. As of the Closing Date, true and complete copies of all such leases shall have been provided to Purchaser. The transfer (if any) by any affiliate of Seller of its right, title and/or interest in any Qualifying Fixed Asset shall have been authorized by all necessary corporate action, if any, on the part of such affiliate, and shall not violate any laws, rules or regulations (including, without limitation, any law regarding transfers in fraud of creditors) or violate any judgment, order, ruling or decree by which such affiliate is bound, or such affiliate's certificate of incorporation or by-laws, or violate in any material respect, any material contract or other instrument by which such affiliate is bound.

         11.8 Other Agreements. All Other Agreements delivered to Purchaser as set forth in Section 3.6 are valid and binding in accordance with their respective terms, and as of the Closing Date with respect to any of them that are Qualifying Other Agreements, there shall not be any default (or condition or event which with notice, lapse of time or both would constitute a material default) of which Seller has knowledge; and, other than the Qualifying Other Agreements, there are no agreements of any nature between Seller (or any affiliate of Seller) and any third party which shall be binding on Purchaser from and after the Closing Date.

         11.9 Consents. No third party consents are necessary for the sale, assignment or transfer of any of the Transferred Property, except consents of a kind to be described in Schedule 11.9, which Schedule Seller shall deliver to Purchaser within thirty (30) days of the date hereof. All of such consents shall be in full force and effect on the Closing Date.

         11.10 Individual Retirement Accounts and Qualified Retirement Plans

                  (a) Each type of IRA, and each type of QRP, if any, offered by Seller or its respective affiliates ("Prototype Plans"), and adopted by depositors of the Subject Banking Office, is listed in
         Schedule 11.10 hereto. Seller has delivered to Purchaser correct and complete copies of each Prototype Plan, a copy of the last Internal Revenue

         Service approval letter with respect to the form of Prototype Plans, and copies of all forms of IRA agreements including any currently effective amendments.

                  (b) An approval letter has been issued by the Internal Revenue Service with respect to the form of each Prototype Plan offered by Seller to depositors. Except as set forth in Schedule 11.10, no Prototype Plan has been amended by the Seller since the date of the last approval letter with respect thereto.

                  (c) As of the date of this Agreement, there are no pending or threatened claims against Seller by any depositor or beneficiary at the Subject Banking Office with respect to any IRA or Prototype Plan alleging a breach or breaches of fiduciary duties or violation of other applicable state or federal laws with respect to such plans, or otherwise involving such plans, which could result in liability on the part of Seller under ERISA or any other law, nor is there any basis for such a claim. Seller will promptly notify Purchaser in writing of any such threatened or pending claim or claims arising between the date hereof and the Closing Date.

                  (d) Seller will have performed all obligations on its part to be performed, as of the Closing Date, under all agreements with depositors at the Subject Banking Office with respect to IRAs and Prototype Plans.

                  (e) Seller has not procured any determination letter or other approval from any governmental agency or body with respect to IRAs sponsored by the Seller which has not been delivered to Purchaser prior to the effective date of this Agreement.

         11.11 Insurance. All insurance premiums due and payable under any casualty and public liability insurance policies of Seller now in effect with regard to the Subject Banking Office are fully paid, and all such insurance policies are in full force and effect.

         11.12 Financial Information. The Preliminary Closing Statement, when delivered to Purchaser pursuant to the terms of this Agreement shall not be known to Seller to be inaccurate in any respect as of the date thereof. All information used, provided or submitted by Seller in connection with the procedure set forth in Section 3.1(d) hereof for determining a final Closing Statement shall be accurate and complete in all material respects as of the Closing Date. To the extent that any of such information is determined by Seller for any other purpose in accordance with generally accepted accounting principles, such principles shall be used in determining that information for purposes referred to in the first two sentences of this section unless otherwise provided in this Agreement. If such principles are not used by Seller for any such information, but regulatory accounting principles are so used for any other purpose, such regulatory accounting principles shall be used in determining that information for purposes referred to in the first two sentences of this section unless otherwise provided in this Agreement.

         11.13 Absence of Certain Changes or Events.

                (a) As of the Closing Date, Seller shall represent that since the date hereof, it shall not, except (i) as required to obtain the regulatory approvals referred to in Section 5.1 of this Agreement or as otherwise required by statute, regulation or regulatory authority, any and all of which instances shall be disclosed in writing to Purchaser, (ii) as expressly permitted or required by other provisions of this Agreement or (iii) with the prior written consent of Purchaser, have taken or permitted any of the actions prohibited by clauses (a) through (h) of Section 7.2.

                  (b) Seller has not issued any press release, advertisement or public announcement regarding the transactions contemplated by this Agreement without the written approval of Purchaser and Center Banks, except as specifically permitted by this Agreement.

         11.14 Condition of Fixed Assets. With the exception of property that may be damaged by any employee, agent, contractor or advisor of or to Purchaser or Center Banks in the course of any examination, inspection or use pursuant to this Agreement, all of the Qualifying Fixed Assets are, with immaterial exceptions, properly maintained and repaired and in adequate condition and working order for their contemplated uses in Seller's business.

         11.15 Governmental Notices. Seller has not received notice from any federal, state or local governmental authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

         11.16 Permits, Authorizations, etc. Seller has all material permits, approvals, consents, licenses, certificates of public convenience, orders and other authorizations of all federal, state and local governmental authorities, required to permit the operation of the business and operations of the Subject Banking Office as now conducted. All such permits, approvals, consents, licenses, certificates of public convenience, orders, and other authorizations are valid and in good standing with the issuing authorities and are not subject to any proceedings for suspension, modification or revocation. To the Knowledge of Seller, there are no facts or circumstances not disclosed in this Agreement (including any Schedules hereto) that are likely to hinder or prevent it from consummating the transactions contemplated hereby.

         11.17 Powers of Attorney. No power of attorney or similar authorization given by Seller to a third party and empowering such third party to act on behalf of Seller in the conduct of the business or operations of the Subject Banking Office is currently outstanding, other than powers of attorney issued in the ordinary course of business with respect to routine matters (including, without limitation, powers of attorney pursuant to leases) or the powers of attorney required or created by this Agreement.

         11.18 Books and Records. The books and records which are to be delivered to Purchaser or Center Banks pursuant hereto or to which Purchaser or Center Banks will have access pursuant to Section 3.3 hereof are maintained in a manner consistent with Seller's normal course of business operations.

         11.19 Back-up Withholding. In respect of all Transferable Deposit Liabilities, Seller has complied with all requirements of the Code and taken all procedures required thereunder relative to obtaining from customers properly completed W-8 and W-9 forms and TINs, has fulfilled all related withholding responsibilities and responsibilities relating to the reporting of TINs and related information, to the extent such responsibilities are obligations of Seller, and no penalties have been asserted against Seller under
Section 6676(b) of the Code that have not been (or will not be) paid by Seller. All TINs furnished to Purchaser conform to information contained on said W-8 and W-9 forms, and all information furnished to Purchaser concerning customers subject to withholding is accurate.

         11.20 Deposit Insurance.  The Transferable Deposit
Liabilities are, to the extent applicable, insured pursuant to the FDIC's Bank Insurance Fund.

         11.21 Regulatory Approvals. To the Knowledge of Seller there is no reason why Seller cannot obtain all required regulatory approvals which it is required to obtain to complete the transactions contemplated by this Agreement.

         11.22 Use of Subject Banking Office. To the Knowledge of Seller there are no recorded or unrecorded agreements, statutes, local laws, codes or ordinances which would restrict or impair Purchaser's use of the Subject Banking Office as a banking or commercial office facility after Closing.

         11.23 Market Value Analysis. Seller acknowledges that it has received a Market Value Analysis or appraisal, at its sole cost and expense, in connection with the transactions described herein: (i) which is acceptable to its Board of Directors; and (ii) establishes the value of Seller's Common Stock.

12. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND CENTER BANKS

         Purchaser and Center Banks hereby represent and warrant to Seller as follows:

         12.1 Organization. Purchaser is a savings bank duly organized, validly existing and in good standing under the laws of the State of New York and is authorized to conduct a general banking business as permitted under those laws. Center Banks is a bank holding company duly organized and validly existing under the laws of the State of Delaware and authorized and in good standing under the laws of the State of New York. As such Center Banks is authorized to conduct business as a bank holding company under those laws.

         12.2 Authority and Consent. Purchaser and Center Banks each has the corporate power and authority to execute, deliver and perform this Agreement. This Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate and shareholder action on the part of Purchaser and Center Banks and, upon execution and delivery, this Agreement will constitute a valid and binding obligation of Purchaser and Center Banks, subject only to the regulatory and additional shareholder approvals referred to in Section 5.1. As of the Closing Date Purchaser and Center Banks will have all material permits, licenses, approvals, consents, certificates of public convenience and other authorizations of all federal, state and local governmental authorities required for consummation of the transactions contemplated by this Agreement. To the best Knowledge of Purchaser or Center Banks there are no facts or circumstances not disclosed in this Agreement (including Schedules hereto) that are likely to hinder or prevent it from consummating the transactions contemplated hereby.

         12.3 Legal Procedures. There are no actions, suits or proceedings of any kind pending, or to the Knowledge of Purchaser or Center Banks threatened, against or affecting Purchaser or Center Banks which may cause any material change in the value of any Transferred Property or in the amount of Liability, or prevent or impair Purchaser's or Center Banks' performance of this Agreement in any material respect.

         12.4 Governmental Notices. Neither Purchaser nor Center Banks has received any notice from any federal, state or local governmental authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

         12.5 Compliance with Law and Other Instruments. To the Knowledge of Purchaser and Center Banks, each of their business and operations have been and are being conducted in accordance with all material applicable laws, rules and regulations of all authorities, a violation of which would adversely affect the consummation of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser and Center Banks will not violate any such laws, rules or regulations, or violate any judgment, order, ruling or decree by which Purchaser or Center Banks is bound, Purchaser's or Center Bank's certificate of incorporation, organizational certificate or by-laws, or violate in any material respect any material contract or other instrument by which either of Purchaser or Center Banks is bound.

         12.6 Publicity. Purchaser or Center Banks have not issued any press release, advertisement or public announcement regarding the transactions contemplated by this Agreement without Seller's approval, except as specifically permitted by this Agreement.

         12.7 Deposit Insurance. The deposits of Purchaser are, to the extent applicable, insured pursuant to the FDIC's Bank Insurance Fund.

         12.8 Regulatory Approvals. To the Knowledge of Purchaser and/or Center Banks, there is no reason Purchaser and/or Center Banks cannot obtain all necessary regulatory approvals which are necessary to complete the transactions contemplated by this Agreement.

13. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; LIMITATION OF CLAIMS; INDEMNIFICATION

                  (a) The representations, warranties, covenants and agreements of either Purchaser, Center Banks and/or Seller contained in this Agreement (except to the extent waived in accordance with Section 5.4) shall survive the Closing to the extent hereinafter provided:

                  (b) (i) Subject to the provisions of Section 5.4 and this
         Section 13, and without limitation of any other express indemnification provision under this Agreement, Seller agrees to indemnify and hold harmless Purchaser and Center Banks against any loss, liability, damage or expense of any kind (including reasonable attorneys' fees whether incurred as party plaintiff or otherwise) arising out of or in connection with (a) any act or omission of Seller with respect to the Transferred Property or otherwise relating to the Subject Banking Office (unless such act or omission was taken or omitted in reliance on any of the covenants, representations or warranties of Purchaser or Center Banks, or at Purchaser's or Center Banks' request), (b) any representation or warranty made by Seller herein or in any document or certificate delivered pursuant hereto being untrue, incorrect or misleading as of the time made, or (c) any failure by Seller to perform any covenant, agreement, undertaking or obligation on its part hereunder.

                           For purposes of this indemnity, the terms
                  "Purchaser" and "Center Banks" shall include, in addition to Purchaser and Center Banks, subsidiaries and other affiliates of Purchaser's and Center Banks' and its and their respective directors, officers and other employees, and agents.

                  (ii) Subject to the provisions of Section 5.4 and this
         Section 13, and without limitation of any other express indemnification provision under this Agreement, Purchaser and Center Banks agrees to indemnify and hold harmless Seller against any and all loss, liability, damage or expense of any kind (including reasonable attorneys' fees whether incurred as party plaintiff or otherwise) arising out of or in connection with (a) any act or omission of Purchaser or Center Banks with respect to the Transferred Property or otherwise relating to the Subject Banking Office following the Closing Date (unless such act or omission was taken or omitted in reliance on any of the covenants, representations or warranties of Seller herein, or at Seller's request), (b) any representation or warranty made by Purchaser or Center Banks herein or in any document or certificate delivered pursuant hereto being untrue, incorrect or misleading as of the time made, or (c) any failure by Purchaser or Center Banks, as the case may be, to satisfy or perform any Liability, or any other covenant, agreement, undertaking or obligation on its part hereunder.

                  For purposes of this indemnity, the term "Seller" shall include, in addition to Seller, its subsidiaries and other affiliates, and its and their respective directors, officers and other employees, and agents.

                  (iii) Promptly after any service of process by any third person in any litigation or proceeding, or the receipt of any claim or demand, in respect of which indemnity may be sought pursuant to
         Section 9 or this Section 13.1, or as soon as reasonably practicable after a party hereto shall have acquired notice of any other matter with respect to which indemnity may be so sought, the party seeking indemnity (the "Indemnitee") will notify the indemnifying party ("Indemnitor") thereof. The Indemnitor shall have the right, within ten Business Days of receipt of such notice to assume the defense, settlement or compromise of any such claim, action, suit, or proceeding at its own expense, including the retention of counsel reasonably satisfactory to the Indemnitee. In such event, the

         Indemnitee shall have the right, upon prompt written notice to the Indemnitor, to retain separate counsel in any such action and participate (subject to control by the Indemnitor) in the defense thereof, but the fees and expenses of such counsel shall be at such Indemnitee's own expense. The Indemnitee shall cooperate with the Indemnitor as provided in subparagraph (iv) below. With respect to any matter as to which there is a right of indemnification other than in respect of a claim, demand, suit or cause of action by a third party, the Indemnitee shall submit such statements, documents and other evidence as is relevant to the establishment of its claim and the amount thereof, and the Indemnitor shall pay the Indemnitee within ten Business Days thereof.

                  (iv) Each party hereto shall give the other prompt notice of any facts coming to its attention that may give rise to a claim for indemnification pursuant to Section 9 or this Section 13. Each party shall cooperate with the other in any investigation, or in the defense of any litigation or proceeding that might give rise to a claim for indemnification or that would give rise to a claim for indemnification if brought against the other party. Such cooperation shall include providing witnesses, files, documents and records that such party is uniquely in a position to provide.

                  (v) Except as specifically set forth herein, nothing in this
         Section 13 shall be construed in any manner as a limitation of any rights of either party to indemnification or recovery of damages in accordance with specific provisions of Section 9 hereof or any other provision of law or equity.

        (c) Notwithstanding any other provision contained herein to the contrary the obligation of the Seller to indemnify the Purchaser and Center Banks and of the Purchaser and Center Banks to indemnify the Seller as set forth in Section 9 or this Section 13 shall terminate and not apply to any claim or demand for indemnification, unless notice of such claim or demand is given in a manner consistent with Section 15.2 by the Indemnitee to the Indemnitor within 3 years of the effective date of this Agreement, provided that such a 3 year termination period shall not apply to any claim or demand for indemnification which arises in whole or in part from the gross negligence, fraud or willful misconduct of the Indemnitor or any director, officer, employee or agent of the Indemnitor.

         (d) As security for any damages or losses Center Banks or Purchaser may incur after the Closing Date as a result of Seller s breach of this Agreement, including, but not limited to, any breach of any representation, warranty or obligation contained in this Agreement, $225,000 will be deposited by Seller in an escrow account for the benefit of Center Banks and/or Purchaser no later than the Closing Date pursuant to an escrow agreement substantially in the form attached hereto as Schedule 13(d) ("Escrow Agreement"), for a period of one year after the Closing Date. Said escrow account will be subject to claims by and payments to Center Banks or Purchaser. Disputed claims against such funds will be resolved in accordance with the terms and conditions of the Escrow Agreement.

14. TERMINATION

         14.1 Termination of Agreement

         Except as is otherwise provided in Section 14.3, this Agreement shall terminate and shall be of no further force or effect as among the parties hereto, upon the occurrence of any of the following:

                  (i) Prior to the Closing, immediately upon the expiration of thirty (30) days from the date that Seller has given written notice to Purchaser and Center Banks of a breach or default by Purchaser or Center Banks in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder if, within such thirty (30) day period, Purchaser and/or Center Banks shall have failed to substantially correct and cure the grounds for termination as set forth in such notice of termination;

                  (ii) Prior to the Closing, immediately upon the expiration of thirty (30) days from the date that Purchaser or Center Banks has given written notice to Seller of a breach or default by Seller in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder if, within such thirty (30) day period, Seller shall have failed to substantially correct and cure the grounds for termination as set forth in such notice of termination;

                  (iii) Upon mutual agreement of the parties; or

                  (iv) The Closing has not occurred on or before October 1, 1996.

         14.2 Immaterial Breach

         Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by the other party hereto of any covenant, agreement, representation, warranty, duty or obligation hereunder.

         14.3 Effect of Termination

         No termination of this Agreement under this Section 14 for any reason or in any manner shall release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, such party's material breach, such party's material default or such party's failure in performance of any of its material covenants, agreements, duties or obligations arising hereunder.

         14.4 Waiver of Right to Terminate

         Any party may, at its election, waive any of its respective rights to terminate this Agreement under the foregoing provisions of this Section 14, provided that any such waiver shall not be deemed to be a waiver of any other or subsequent breach of this Agreement.

15. Miscellaneous

         15.1 Expenses

         Except as is otherwise specifically provided in this Agreement, whether the Closing takes place or whether this Agreement is terminated, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys fees, accounting fees and other expenses. In the event this Agreement is terminated as a result of, or in connection with, one party's material breach, material default or failure in the performance of any of its material covenants, agreements, duties or obligations arising hereunder, that party shall, within five (5) days after such termination, reimburse the other party in the amount of such other party's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         15.2 Notices

         All notices, demands and other such communications hereunder (except to the extent expressly provided otherwise) shall be in writing and shall be deemed to have been duly given if sent by United States mail, certified or registered, with return receipt requested, or otherwise actually delivered (by regular mail or otherwise), as follows:

                  (i) If to Seller to:
                         Cicero Bank
                         5791 East Seymour Street
                         Cicero, New York  13039
                         Attention:    Mr. Theodore J. Scallon
                                       President

                         copy to:
                         Richard M. Storto, Esq.
                         Melvin & Melvin
                         700 The Plaza
                         217 South Salina Street
                         Syracuse, New York  13202


                  (ii) If to Center Banks and/or Purchaser, to:
                         Skaneateles Savings Bank
                         P.O. Box 460
                         Skaneateles, New York  13152
                         Attention:    Mr. John P. Driscoll
                                       Chairman, President and CEO


                         copy to:
                         Frederick A. Wolf, Esq.
                         Saperston & Day, P.C.
                         1100 M&T Center
                         Three Fountain Plaza
                         Buffalo, New York  14203

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 15.2. Any notice, demand or other communication given pursuant to the provisions of this Section 15.2 shall be deemed to have been given on the earlier of the date actually delivered or the third Business Day following the date delivered to the United States Postal Service, properly addressed, postage prepaid, and certified or registered as aforesaid, or the fifth Business Day following deposit for mailing by ordinary first class mail, properly addressed and postage prepaid.

         15.3 Successors and Assigns

         All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other parties to this Agreement; and provided, further, that any such assignment or delegation shall be void and provided still further that no purchaser of any branch or other assets from Seller shall be considered a transferee, successor or assign of Seller hereunder.

         15.4 Effect on Third Parties

         Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto (and their corporate affiliates); provided, however, that either party hereto shall have the right and authority to assert claims for indemnification on behalf of those persons included within the meaning of "Purchaser", "Center Banks" and "Seller" respectively, pursuant to the last sentence of Section 13(b)(i) and the last sentence of Section 13(b)(ii).

         15.5 Counterparts

         This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         15.6 Captions; Table of Contents; Construction of References to
              Sections

         The captions contained in this Agreement and the table of contents hereto are for convenience of reference only, do not form a part of this Agreement and shall not affect the construction or interpretation of any of its provisions. Any reference herein to a Section that is a whole integer shall be deemed to include all Sections that consist of an integer and a decimal (for example, a reference to Section 9 shall be deemed to include Section 9.1, 9.2 and 9.3), but a reference to a section consisting of an integer and a decimal shall not include any other section.

         15.7 Scrivener's Clause

         The parties hereto acknowledge that the transaction contemplated by this Agreement constitutes a sophisticated commercial transaction, and that each party has been represented by legal counsel in connection therewith. Notwithstanding any law to the contrary, ambiguities in this Agreement or in any other document executed and delivered in connection herewith shall not be resolved against the Purchaser due to the drafting thereof by the Purchaser's counsel.

         15.8 Entire Agreement; Limitations

         The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement (exclusive of cover page or Schedules) consists of pages numbered consecutively 1 through 77. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect among both parties relating to the subject matter hereof, except those agreements listed herein. Without limiting the foregoing, neither Seller, Purchaser or Center Banks makes any representations or warranties not specifically made or referred to in this Agreement. This Agreement may be amended or modified only in a writing signed by both parties, and no provision hereof may be waived except in a writing signed by the party granting such waiver.

         15.9 Governing Law

         This Agreement is made and entered into in the State of New York and the laws of that State shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

         15.10 Signature Page

         Attached hereto is page 77 of this Agreement which is a separate and distinct signature page which will be signed by an authorized representative of the Purchaser and Seller at which time the Agreement will become binding and enforceable against each party pursuant to the terms and conditions contained therein.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the day and year first above written.


                      END OF TEXT CONTAINED IN AGREEMENT

                                 SIGNATURE PAGE





                                        CICERO BANK


                                        By:       /s/ Theodore J. Scallon
                                           -----------------------------------
                                                  Theodore J. Scallon
                                                  President and CEO


                                        SKANEATELES SAVINGS BANK


                                        By:       /s/ John P. Driscoll
                                           -----------------------------------
                                                  John P. Driscoll
                                                  Chairman, President
                                                  and CEO


                                        CENTER BANKS INCORPORATED


                                        By:       /s/ John P. Driscoll
                                           -----------------------------------
                                                  John P.Driscoll
                                                  Chairman, President
                                                  and CEO

                                   INDEX TO
                                  SCHEDULES

         Title                     Description
         -----                     -----------

Schedule 1(c)(i)           =       Qualifying Fixed Assets Related Liabilities

Schedule 1(c)(ii)          =       Qualifying Other Agreements

Schedule 1(c)(iii)         =       Qualifying Deposit Related Loans

Schedule 1(c)(iv)          =       Qualifying Other Loans

Schedule 1(c)(v)           =       Qualifying Other Assets

Schedule 2.11A             =       Contract Employees

Schedule 2.16              =       Fixed Assets

Schedule 2.17              =       Fixed Asset Related Liabilities

Schedule 2.36              =       Other Agreements which may be Qualifying Other Agreements

Schedule 2.37A             =       Real Property Leases

Schedule 2.42              =       Subject Banking Office

Schedule 3.1(a)E           =       Exceptions to Documents, Books and Reports Relating to
                                   Transferable Deposit Liabilities to be Delivered to Purchaser

Schedule 3.1(c)            =       Information on Preliminary and Final Closing Statements

Schedule 3.8               =       Structural Defects

Schedule 3.13              =       Allocation of Purchase Price

Schedule 5.8               =       Principal Shareholders Agreement

Schedule 6.1               =       Regulatory Approvals and Filings

Schedule 6.9               =       Terms and Conditions of Purchase of Subject Banking Office

         Title                     Description
         -----                     -----------
Schedule 10.1           =       Form of Assignment, Assumption and Bill of Sale for Transferred Property

Schedule 11.3           =       Legal Proceedings

Schedule 11.9           =       Other Consents re Transferred Property

Schedule 11.10          =       Prototype Plans and IRAs

Schedule 13(d)          =       Escrow Agreement